Exhibit 99.2

                                                                      [LOGO] IES

August 2003                                                       www.ies-co.com

Integrated Electrical Services
(NYSE: IES)

Company & Investment Profile
--------------------------------------------------------------------------------
      Key Investment Points

o IES is the largest provider of electrical contracting services in the U.S., with approximately 140 locations across the country. Its size, diverse customer base and breadth of services give the Company significant advantages in the marketplace and cushion it from economic swings.

o The Company's size also allows it to provide nationwide service to larger customers.

o In 2004, many sectors where IES has significant strength and tends to have higher profit margins, such as manufacturing facilities, hotels, office buildings and retail centers, are expected to have significant construction growth.

o IES is well-positioned to take advantage of any power grid upgrade work. 7% of IES' current backlog is from power utility work including electrical infrastructure projects. IES has two subsidiaries dedicated to this type of work and four others with a focus in this area.

o Management's Back to Basics and One Company. One Plan. initiatives have maintained backlog, lowered costs and increased cash flow.

o IES generated record cash flow from operations of $53.4 million in 2002 and through June 30, 2003 has generated $36.7 million. A portion of the cash is being used to pay down debt and execute on a 2 million share common stock repurchase program, which is 75% complete with approximately
      1.5 million shares repurchased at 6/30/03.

o IES' executive incentive plan, while discretionary, is aligned with shareholder expectations and is structured such that executives may receive up to a target bonus when IES achieves certain levels of profitability.

o IES maintains strong corporate governance policies, including split CEO and Chairman positions and a seven-person board with four outside directors.


(Amounts in Millions, except per share data)
----------------------------------------------------------------
Price (8/15/03)                                           $6.10
52 Wk. High/Low                                   $7.73 - $3.10
Total Shares (as of 7/29/03)                               38.8
Equity Market Cap.                                         $237
Average Daily Volume (approximate)                      100,000
Cash (as of 6/30/03)                                        $40
Total Debt (as of 6/30/03)                                 $248
Total Enterprise Value (TEV)*                              $445
Institutional Ownership (as of 6/30/03)                     56%
Inside Ownership (as of 6/30/03)                            25%
----------------------------------------------------------------
2003 EPS Guidance                                 $0.53 - $0.60
2003 P/E Multiple                                 11.5x - 10.2x
Price / Sales Multiple                                     0.2x
Price / Book Value Per Share                               0.9x
Book Value Per Share                                      $6.78
----------------------------------------------------------------
* Total Enterprise Value = Equity Market Cap. + Debt - Cash



-------------------------------------------------------------------
                 IES HAS OUTPERFORMED THE S&P 500
-------------------------------------------------------------------
Jan-01        6.42     1366.01                     1.13        1.04
Feb-01        6.04     1239.94                     1.06        0.94
Mar-01        5.70     1160.33                     1.00        0.88
Apr-01        5.50     1249.46                     0.97        0.95
May-01        8.99     1255.82                     1.58        0.96
Jun-01        9.75     1224.38                     1.71        0.93
Jul-01        8.60     1211.23                     1.51        0.92
Aug-01        8.20     1133.58                     1.44        0.86
Sep-01        5.40     1040.94                     0.95        0.79
Oct-01        3.70     1059.78                     0.65        0.81
Nov-01        4.08     1139.45                     0.72        0.87
Dec-01        5.12     1148.08                     0.90        0.87
Jan-02        4.50     1130.20                     0.79        0.86
Feb-02        4.35     1106.73                     0.76        0.84
Mar-02        5.00     1147.39                     0.88        0.87
Apr-02        5.25     1076.92                     0.92        0.82
May-02        5.50     1067.14                     0.97        0.81
Jun-02        6.25      989.82                     1.10        0.75
Jul-02        5.35      911.62                     0.94        0.69
Aug-02        4.94      916.07                     0.87        0.70
Sep-02        3.74      815.28                     0.66        0.62
Oct-02        3.80      885.76                     0.67        0.67
Nov-02        3.90      936.31                     0.69        0.71
Dec-02        3.85      879.82                     0.68        0.67
Jan-03        4.35      855.70                     0.76        0.65
Feb-03        3.84      841.15                     0.67        0.64
Mar-03        4.08      874.74                     0.72        0.67
Apr-03        5.73      917.52                     1.01        0.70
May-02         6.2         925                     1.09        0.70
Jun-03        7.25      974.50                     1.22        0.74
Jul-03        7.26      990.31                     1.13        0.72

================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.           Page 1

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

INTEGRATED ELECTRICAL SERVICES, INC. - Summary Financial Data
--------------------------------------------------------------------------------
(Dollars in Millions)
--------------------------------------------------------------------------------
                            SUMMARY INCOME STATEMENT
--------------------------------------------------------------------------------
                                                  FYE - September 30,
                                         ---------------------------------------
                                           2001           2002           2003E**
                                           ----           ----           -------
Revenue                                  $1,693         $1,475            $1,475
Cost of Services                          1,385          1,253               -
                                         ------        -------     -------------
Gross Profit                                308            222               -
SG&A                                        214            174               -
Restruct. Charge                              -              6               -
Goodwill Amort.                              13              -               -
                                         ------        -------     -------------
Operating Income                             81             42               -
Interest Expense                            (26)           (27)              -
Other, net                                    -              1               -
                                         ------        -------     -------------
Pretax Income before Accounting Change       55             16               -
Taxes                                        26              6               -
Cumulative effect of Accounting Change        -            283               -
                                         ------        -------     -------------
Net Income                                 $ 29         $ (273)              -
                                         ======        =======     =============
Net Income before Accounting Change        $ 29           $ 10               -
Diluted EPS                              $ 0.70        $ (6.86)    $0.53 - $0.60
Accounting Change*                            -          (7.11)              -
                                         ------        -------     -------------
Operating EPS*                            $0.70          $0.25     $0.53 - $0.60
Diluted Shares                             40.9           39.8               -

* Before cumulative effect of change in accounting principle, net of tax. ** 2003 Company Guidance.

--------------------------------------------------------------
                           KEY MARGINS
--------------------------------------------------------------
                                           FYE - September 30,
                                           2001           2002
                                           ----           ----
Gross Margin                              18.2%          15.1%
SG&A as % Revenues                        12.6%          11.8%
Operating Margin                           4.8%           2.8%
Pretax Margin                              3.2%           1.1%
Net Margin                                 1.7%           0.7%
Return on Equity                           5.5%           5.1%
Return on Assets                           2.8%           2.3%
WACC (Weighted Average Cost of Capital) - Approximately 11%

--------------------------------------------------------------------------------
                                   2001           2002                   2003*
--------------------------------------------------------------------------------
52 Wk High                       $10.00          $6.50                   $7.73
--------------------------------------------------------------------------------
52 Wk Low                         $4.90          $3.07                   $3.10
--------------------------------------------------------------------------------
TEV/Op. Income High                 7.9x           7.0x
--------------------------------------------------------------------------------
TEV/Op. Income Low                  3.3x           5.7x
--------------------------------------------------------------------------------
P/E High                           10.5x          13.0x             14.6x-12.9x
--------------------------------------------------------------------------------
P/E Low                             5.2x           6.1x               5.9x-5.2x
--------------------------------------------------------------------------------
* Share prices in 2003 are YTD and EPS is the corporate guidance range.

--------------------------------------------------------------------------------
                        SUMMARY BALANCE SHEET AND RATIOS
--------------------------------------------------------------------------------
                                                 FYE - September 30,
                                                 -------------------
Assets                                            2001        2002     Q3 2003
------                                            ----        ----     -------
   Current Assets                                 $453        $438        $449
   Total Assets                                 $1,034        $722        $726

Liabilities and Equity
   Current Liabilities                            $216        $194        $186
   Total Debt                                     $289        $249        $248
   Stockholders' Equity                           $529        $254        $263
Working Capital % of Revenue*                    13.8%       14.4%       15.5%
Capital Expenditures as % Revenue                 1.5%        0.8%        0.5%

* Working Capital = Cur. Assets less Cash minus Non-Interest Bearing Cur. Liabilities.

---------------------
       BACKLOG *
---------------------
(Dollars in Millions)

    1999     $644
    2000     $726
    2001     $789
    2002     $801
 Q3 2003     $747

* Excludes divestitures and is work which the Company has signed contracts for, but has not yet completed.

--------------------------------------------------------
             IES 12 MONTH STOCK PERFORMANCE
--------------------------------------------------------
 Date        Month       High      Low    Close   Volume
 ----        -----       ----      ---    -----   ------

Graphic Omitted

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

Table of Contents
--------------------------------------------------------------------------------



* Indicates an area of Significant update since the May Profile update

       Key Investment Points...................................      1
       Summary Financial Data..................................      2*
       Summary.................................................      5
       Three-Phase Strategic Plan..............................      7
       Recent Financial Results and Guidance...................     15*
       Company Overview........................................     19*
       Organizational Systems, Processes and Controls..........     28
       IES Management Team.....................................     32
       Corporate Governance....................................     34
       Industry Overview.......................................     35
       Outlook and Valuation...................................     42*
       Income Statement........................................     47*
       Balance Sheet...........................................     49*
       Statement of Cash Flows.................................     50*

       Appendix
       Construction Accounting Primer..........................     51

================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.           Page 3

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

      Disclosure Statement
      --------------------------------------------------------------------------

      This report was prepared by Integrated Electrical Services, Inc. ("IES" or the "Company"). The opinions shared in this document are the beliefs of management at the time of printing.

      This document includes certain statements,  including  statements relating to the Company's expectations of future operating results that may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In addition to historical information, this document contains forward-looking statements made by the management of IES. Such statements are typically identified by terms expressing future expectation or goals. These forward-looking statements, although made in good faith, include assumptions, expectations, predictions, intentions or beliefs about future events and are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause such differences include, but are not limited to, inherent uncertainties relating to estimating future results, fluctuations in operating results because of down-turns in levels or types of construction, incorrect estimates used in entering fixed-price contracts, difficulty in managing operations in existing, geographically-diverse operations, the high level of competition in the construction industry, the impact of variations in interest rates, general level of the economy, changes in the level of competition in the electrical industry, changes in the costs of labor, changes in the cost or availability of bonds required for certain types of projects, inability to find sufficient numbers of trained employees, inability to successfully achieve or maintain planned business objectives, inaccurate estimates used in percentage of completion calculations, the unknown effect of U.S. involvement in armed conflict, and seasonal variation in the ability to perform work. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinion only as the date hereof. The Company takes no obligation to revise or publicly release the results of any revision of these forward-looking statements. If any revisions are made to this document, the revisions will necessarily be delayed from the occurrence of the event or receipt of the information upon which the revision will be based. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the Securities and Exchange Commission, including annual reports on Form 10-K.

      IES cautions readers that the following important factors as well as others, in some cases have affected, and in the future could affect, IES' actual results and could cause IES' results in the future to differ materially from the goals and expectations expressed herein and in any other forward-looking statements made by or on behalf of IES.

      Maintaining or achieving growth from operations is dependent primarily on achieving anticipated level of earnings before depreciation, amortization, and other non-cash charges, controlling expenditures to budgeted levels, collecting accounts receivable, and maintaining costs at current or lower levels.

      In addition to the factors addressed above, financial performance may be affected by many other important factors including the following: the ability of IES to attract and retain key personnel; the amount and rate of growth in IES' general and administrative expenses; the ability of IES to stay within the limits of the credit ratios set out in its debt covenants; changes in inflation or other general economic conditions affecting the domestic construction and electrical contracting industry; unanticipated legal proceedings and unanticipated outcomes of legal proceedings; changes in accounting policies and practices required by generally accepted accounting principles, the Securities and Exchange Commission and other regulatory bodies.

================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.           Page 4

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

      Summary
      --------------------------------------------------------------------------

      Integrated Electrical Services ("IES" or the "Company") is the largest provider of electrical contracting services in the United States. The Company provides a broad range of services which include designing, building, maintaining and servicing electrical systems and data communication systems for commercial, industrial and residential customers. The Company is headquartered in Houston, Texas.

      Since the Company's inception in 1997, IES has developed a national footprint of approximately 140 locations currently serving the continental 48 states with concentration in the Sunbelt. At the time of its IPO in January 1998, the Company had run-rate revenues of approximately $313 million. Since that time, IES has grown rapidly through acquisitions and internal growth. From 1997 to 2002, revenues increased at a compounded annual growth rate of approximately 47%. Included in that growth was approximately 8% organic or "same store sales" growth compared to an industry growth rate of 5%, according to F.W. Dodge, during the same period.

      Exhibit 1
      IES Has a Nationwide Presence

IES is highly diversified with operations in 140 locations across the U.S.

      [Graphic Omitted]

      IES' business includes providing system design, installation, maintenance and service to general contractors, developers and companies of all sizes. IES has two business segments, Commercial/Industrial and Residential. In 2002, 81% of revenues were from Commercial/Industrial and 19% of revenues were from Residential. IES' service and maintenance work is done within the Commercial/Industrial segment and accounted for 10% of IES' Commercial/Industrial revenues.

      Shortly after being named CEO in October 2001, H. Roddy Allen led the implementation of a three-phase strategic plan to strengthen the Company during the recent reduction in construction spending, further integrate the Company and focus on future growth. The first phase of the strategy, Back to Basics, is largely in place and is an ongoing process. Phase II, One Company. One Plan. is underway, and focuses on the integration of the

================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.           Page 5

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

      Company. Phase III, Continued Growth, will seek to grow the Company via internal and acquisition-driven growth.

      As part of Phase III, IES will consider compelling acquisition opportunities. In February 2003, IES acquired substantially all the assets of Encompass Electrical Technologies - Rocky Mountains, Inc. (formerly known as Riviera Electric), a provider of electrical contracting services based in Denver, Colorado, with locations throughout the state of Colorado. The assets acquired by IES generated revenues of $84 million for the calendar year ended December 31, 2002. The purchase price was $2.7 million net of cash acquired.

================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.           Page 6

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

      Three-Phase Strategic Plan
      --------------------------------------------------------------------------

      The strategic plan is a multi-year three-phase plan with Phase I actions to build backlog, control costs, and generate strong cash flow; Phase II actions to integrate IES' subsidiaries; and finally Phase III to focus on continued growth. The three phases of the plan are detailed in Exhibit 2 below:

      Exhibit 2
      A Well-Defined and Successful Strategy

-------------------------------------------------------------------------------------------------------
              Phase I                            Phase II                            Phase III
-------------------------------------------------------------------------------------------------------
          Back to Basics                  One Company. One Plan.                 Continued Growth
 -    Build Backlog                  -    Regional Structure             -    Organic Growth
 -    Control Costs                  -    Financial Reporting and        -    Greenfield Growth
 -    Focus on Cash Flow                  Planning                       -    Strategic Acquisitions
                                     -    Employees                      -    Continue Back to Basics
                                     -    Safety                         -    Continue One Company. One
                                     -    Procurement                         Plan.
                                     -    Customers
                                     -    Continue Back to Basics

                                   ------ Reengineer Balance Sheet ------

Status: In Place and Ongoing         Status: 3/4 Complete                Status: Early Stages

      PHASE I - BACK TO BASICS

      Results to date of Phase I have been strong, as demonstrated by the Company's results in fiscal 2002, when cash flow from operations reached record levels and profitability improved consistently throughout the year. In addition through the third quarter of 2003, IES has improved operating income margins over last year by 30 basis points from 3.4% to 3.7%.

      Exhibit 3
      Improved Performance

IES has improved EPS by 10% relative to 2002 year-to-date performance while projected 2003 construction spending is down 2%

--------------------------------------------------------------------------------
                                                               Year to Date
                                                            --------------------
(Dollars in Millions)                                       3Q  2002    3Q  2003
--------------------------------------------------------------------------------
Revenues                                                    $1,106.5    $1,067.1
Operating Income before one-time Charges in 2002                37.4        39.6
GAAP Operating Income                                           31.8        39.6
--------------------------------------------------------------------------------
Diluted EPS Prior to Charges in 2002                           $0.28       $0.32
--------------------------------------------------------------------------------
Restructuring Charges in 2002                                 ($0.09)
Diluted EPS before Accounting Principle Change                 $0.19       $0.32

Gross Margin                                                   15.4%       14.4%
--------------------------------------------------------------------------------
Operating Income Margin before one-time Charges in 2002         3.4%        3.7%
--------------------------------------------------------------------------------
GAAP Operating Income Margin                                    2.9%        3.7%
--------------------------------------------------------------------------------
Cash flow from Operations                                      $47.3       $36.7
--------------------------------------------------------------------------------

================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.           Page 7

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

      As the impact of the implementation of Back to Basics was realized throughout fiscal 2002, the Company showed steady and significant improvement in key profitability metrics. Operating income margins more than doubled over the four-quarter period while EPS prior to one-time charges increased from $0.02 per share in the first quarter to $0.22 in the fourth quarter.

      IES has continued to show improvement in 2003. Through the third quarter of 2003, IES has generated $0.32 of EPS, a 10% improvement relative to 2002 even though overall construction spending in 2003 is projected to decline 2% relative to 2002.

      IES has focused on doing business more efficiently in order to improve profitability in this tighter construction market. Examples include: the national procurement program which has strengthened IES' relationship with vendors and reduced its overall cost to procure goods; the focus on serving customers on a more national basis, increasing the number of nationally based projects which tend to be higher margin; and further employee training, especially at the project manager level, to insure consistent project management procedures and proficiency levels across IES.

      Build Backlog

      Building backlog is a primary element of Back to Basics to insure access to future project work. IES was able to increase its backlog in 2002 in a market where commercial and industrial construction spending was down 18%, according to statistics from F.W. Dodge. The primary components of backlog are commercial and industrial projects including institutional work, since most service work (except for long-term service contracts) and most single-family residential projects are not included in backlog due to the short-term nature of the projects. The Company's strong backlog performance serves to highlight the advantages of its size and diverse customer base and helps it navigate through difficult economic periods.

      Exhibit 4 on the following page demonstrates how IES has maintained its backlog through the end of 2002. The Company divested three non-core businesses in 2002, and the backlog associated with these divestitures was removed in each year.

      At the end of the third quarter of 2003 IES had backlog of $747 million, which is down from 2002 levels. The Company just recently removed $16.5 million of work from backlog as a result of the financial difficulty of one of its healthcare customers and IES is hopeful that work will return to backlog over the coming quarters. In addition, IES has less larger project work than at this time last year, which means overall, the duration of this backlog is slightly shorter.

================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.           Page 8

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

      Exhibit 4
      Record Backlog in Fiscal 2002 Despite Weak Construction Spending

In 2002 IES' Backlog increased by $12 million, while the commercial and industrial construction market was down 18%.

-------------------------
          BACKLOG *
-------------------------
   1999            $644.0
   2000            $726.0
   2001            $789.0
   2002            $801.0
Q3 2003            $747.0
-------------------------
* Prior years have been restated to exclude divestitures. Backlog includes project work which the Company has a signed contract for, but is not yet completed.

      Control Costs

      Reigning in costs is a key element of the Back to Basics strategy. Throughout 2002 and in 2003, particular effort was focused on reducing selling, general and administrative ("SG&A") costs. By the fourth quarter of 2002, significant progress had been made; that quarter's SG&A was only $41.1 million versus $57.3 million a year earlier. This was a 28% reduction, as summarized in Exhibit 5. IES continues to lower costs in 2003. Through the third quarter of 2003, SG&A costs were down another 14% relative to 2002.

      Exhibit 5
      Significantly Lower SG&A Costs

IES reduced SG&A expenses by 28% in fiscal 2002 and continues to reduce costs.

------------------------------------------------------------------------
(Dollars in Millions)                             4Q 2001       4Q 2002
------------------------------------------------------------------------
Corporate SG&A decreased 59%                       $11.0          $4.5
Field SG&A decreased 21%                            46.3          36.6
                                                   -----         -----
Overall SG&A decreased 28%                         $57.3         $41.1
------------------------------------------------------------------------

      Focus on Cash Flow

      Management has been successful in improving free cash flow generation (cash flow from operations less capital expenditures). Cash flow from operations increased from $8.6 million in 2001 to $53.4 million in 2002. Meanwhile IES was able to reduce capital expenditures from $25.8 million in 2001 to $11.9 million in 2002. IES' 2002 free cash flow was an all-time high of $41.5 million, a positive swing of $58.7 million from fiscal 2001's cash flow use of ($17.2) million. IES' guidance for free cash flow generation in 2003 is between $30 million and $40 million and through the first nine months of fiscal 2003, IES has already generated free cash flow of $29.4 million. IES presents free cash

================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.           Page 9

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

      flow because management believes it is a good measure of operating performance and cash available for shareholders. Exhibit 6 illustrates the free cash flow generation over the past four years and the 2003 projected free cash flow.

      Exhibit 6
      Record Levels of Free Cash Flow in Fiscal 2002

-----------------
 FREE CASH FLOW*
-----------------
 1999      $-19.9
 2000       $14.8
 2001      $-17.2
 2002       $41.5
2003P     $30-$40
-----------------
* Cash Flow from Operations less Capital Expenditures.

      In addition to the large reduction in SG&A expenses, better management of working capital helped increase cash generation. Days Sales Outstanding ("DSO") in accounts receivable, a measure of capital tied up in financing receivables, was 80 days in the first quarter of 2002. Renewed focus on collecting receivables reduced this figure by 7 days to 73 days by fiscal year end. At the end of the third quarter of 2003, DSOs were 75 days.

      The table below illustrates how IES' move from a significant growth phase into an integrated company is positively impacting its capital structure:

      Exhibit 7
      Cash Flow Trends Illustrate Integration

IES improved its free cash flow generation by $58.7 million in fiscal 2002.

--------------------------------------------------------------------------------
(Dollars in Millions)               1999         2000         2001         2002
--------------------------------------------------------------------------------
Cash Flow from Operations          ($7.0)       $43.2         $8.6        $53.4
Capital Expenditures               (12.9)       (28.4)       (25.8)       (11.9)
                                 -------       ------       ------        -----
  Free Cash Flow                  ($19.9)       $14.8       ($17.2)       $41.5

Acquisition Expenditures          (106.5)       (33.2)        (0.2)           -
Divestiture Proceeds                   -            -            -          7.5
                                 -------       ------       ------        -----
  Cash Flow after Acq/Divest     ($126.4)      ($18.4)      ($17.4)       $49.0

Decrease (Increase) in Debt      ($137.5)      ($16.0)      ($44.0)       $39.1
--------------------------------------------------------------------------------

      As shown in the table, negative cash flow from operations and a high level of spending characterized 1999. IES was focused on acquisition growth and spent over $100 million in cash to acquire some 40 electrical contractors with about $415 million in annualized revenues. In 2000, IES slowed its aggressive acquisition growth goals and began to focus on integration. Acquisition spending fell to $33 million in cash for 2000 and ceased in 2001. In 2002, with Back to Basics implemented, acquisition spending eliminated and capital expenditures reduced, free cash flow increased sharply. IES also streamlined its

================================================================
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

      business by divesting non-core and/or under performing operations, raising another $7.5 million in cash.

IES expects to generate between $30 million and $40 million of free cash flow in fiscal 2003.

      IES continues to work diligently to maximize cash flow generation. In addition to focusing on an efficient base business and controlling capital expenditures, IES is proactive in reviewing and implementing tax planning opportunities. As a result of effective tax planning, IES expects to reduce cash taxes paid in 2003 and 2004 and expects this to improve the Company's free cash flow and contributes to IES' expectation to generate between $30 million and $40 million in free cash flow.

      FINANCIAL REENGINEERING

      Across all three phases of IES' strategic plan, IES is reengineering the Company's capital structure. IES is utilizing its free cash flow to set a solid foundation for the future. The Company reduced debt by $39.1 million in fiscal 2002, and in August of 2002, it began a two million share common stock repurchase program. Through June 30, 2003 IES has repurchased approximately 1.5 million shares under the program, further confirmation of management's belief that IES is on the right track and positioned to generate significant free cash flow and further increase shareholder value. The Company plans to continue to retire debt over the next two to three years if and when the price of IES' debt is attractive, and plans to reduce total debt levels to under $200 million from its $249 million level today. IES' net debt (debt less cash) is already down to $208 million.

Credit facility extended to May 2006.

      On May 27th, 2003, IES extended its $150 million credit facility led by JP Morgan for an additional two years from May 2004 to May 2006. At the time of the extension, IES reduced the size of its facility from $150 million to $125 million in keeping with the Company's more conservative capital structure. There is an accordion feature in the facility such that IES can increase the facility to $150 million. At the time of the extension, the covenant requirements for IES' Debt to EBITDA ratio were changed from 3.50x in June 2003 to 3.75x, from 3.25x to 3.75x in September, down to 3.50x in December and down to 3.25x in June 2004 and thereafter. The EBIT to Interest coverage ratio was changed from 2.50x in June to 2.00x and up to 2.25x in September and then up to 2.50x in March 2004 and thereafter. In addition, the provisions of the extension limit the amount of outstanding debt and capital stock that can be repurchased to the lesser of $70 million or $30 million plus 50% of cumulative net income if there is no outstanding balance on the facility. If there is an outstanding balance on the facility it is the lesser of $50 million or $30 million plus 50% of cumulative net income. Additionally, capital stock purchases are limited to $20 million in aggregate.

      IES has not drawn on the facility since April 2002 and, as of June 30, 2003, IES had $40.3 million in cash on its balance sheet. Current cash levels combined with the lack of current financing needs allowed IES to reduce its facility to $125 million. Reducing the facility saved IES approximately $160,000 at the time of the extension and will save the Company approximately $160,000 each year through 2006 in annual commitment fees for the undrawn portion of the facility.

      PHASE II - ONE COMPANY. ONE PLAN.

      With Back to Basics in place and its benefits ongoing, management moved to Phase II of its strategic plan, One Company. One Plan. The primary goal of One Company. One Plan. is to achieve a higher level of integration among the operating units. Even with the divestiture of under-performing subsidiaries and the combination of some subsidiaries, IES can further streamline the organization and recognize significant value from increased integration. The focus of Phase II is instituting a regional structure, implementing a unified financial planning and reporting system, unifying employee programs and

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

      incentives, further improving the Company's safety record, generating savings through a centralized procurement program and servicing customers on a more national basis. Results indicate the program is as successful as Back to Basics.

      Regional Structure

The number of reporting entities continues to be consolidated to create a more unified and effective structure.

      IES has implemented a regional structure with six Regional Operating Officers reporting directly to the Chief Operating Officer, Rick China and the Chief Executive Officer, H. Roddy Allen. The regional structure helps IES to better manage its business. For 2003, corporate planning was done on a regional basis and incentive plan goals are based on regional targets. This has already created a stronger team environment within each region; the subsidiaries are more frequently sharing customers and jointly executing projects. In an effort to further reduce costs, improve management oversight and streamline operations, IES continues to consolidate reporting entities.

      Exhibit 8
      Regional Reporting Structure

      [Graphic Omitted]

      Financial Reporting and Planning System

      The financial planning and reporting system, Forefront, has been implemented at 80% of the Company's subsidiaries and the West Region is 100% converted to Forefront. This system allows IES direct access to detailed subsidiary financials at any time and gives each subsidiary enhanced project management tools. The system has already helped IES to shorten the monthly financial closing process by two to three days.

      Employees

      IES has established a common healthcare plan throughout the Company. In addition, IES has an executive bonus plan focused on overall corporate performance, as well as regional performance for all executive management and subsidiary leaders. IES' executive incentive plan, while discretionary, is structured so that executives and subsidiary leaders may receive up to a target bonus compensation when IES achieves certain levels of profitability.

      Training is a focus of IES' employee initiative. As an example, the Company is in the process of training project managers with the assistance of FMA, a firm that specializes in construction industry consulting. This program will insure consistent project management procedures and proficiency levels across IES.

      Safety

      IES' focus on safety is generating continuously improving performance. Recordable accidents, a key safety measure, have dropped from 9.72 per 100 employees in fiscal 2000

================================================================
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

      to 3.64 per 100  employees  in the first nine months of 2003,  as shown in
      Exhibit 8 below. The industry average is approximately eight recordable accidents per 100 employees according to the Bureau of Labor Statistics, so IES has improved to less than half the industry average. In addition to protecting its workers, this should lead to lower insurance costs in the future.

      Exhibit 9
      Safety Initiative Producing Tangible Results

IES' recordable accidents are less than half the industry average.

--------------------
RECORDABLE ACCIDENTS
--------------------
  2000        9.72
  2001        6.41
  2002        4.65
  2003 YTD    3.64
--------------------
Source: Company records.

      Procurement

      The national procurement initiative is generating positive results. At the end of fiscal 2001, IES began forging relationships and alliances with manufacturers, service providers and distributors. The relationships have created more consolidated purchasing on the part of IES and the benefits include improved pricing, volume-based rebates, increased service commitments, funding of IES company-wide in-house procurement tools and partial sponsorship of Company events. As part of this initiative, IES implemented a system that allows the Company to track the majority of the goods and services purchased. In 2001, IES could only track 30% of its procurement spending. Today that percentage is over 70% and IES' goal is to reach over 90% by the end of 2003. In 2002, IES earned $2.1 million in volume based incentives and, as a result of this initiative, has reduced the direct cost of goods and services purchased. IES expects the benefits from the program to reach $2.5 million in fiscal 2003.

      Customers

      IES is committed to managing relationships with nation-wide customers and providing services to larger customers across the country. IES maintains a customer database so projects across all subsidiaries are tracked and the data is available in one centralized location. This database is particularly important due to IES' unique triangular relationship with its customers. IES typically works for a general contractor; however, the ultimate customer is the end user, such as Walgreen's or 3M. It is key for IES to maintain and foster relationships with both of these groups and it has become a particular focus of the Company. IES' national customer focus is also making progress. The Company has commenced work on two new projects with national scope; one for the U.S. government and the other for a

================================================================
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

      large public corporation. IES believes these projects will provide additional opportunities for the Company in the future.

      PHASE III - CONTINUED GROWTH

      Phase III will be implemented as market conditions begin to improve. However, IES will consider compelling growth opportunities as they present themselves, as was the case with Riviera Electric in Colorado. With the implementation of Phases I and II, the foundation for effective, profitable growth is in place. The Company is more streamlined and efficient and is functioning more as a unified organization than a federation of different entities.

      The Company's acquisition and expansion plans will be strategically focused and will occur at a manageable pace, with strategic fit and acquisition quality being the drivers of the process.

Colorado is expected to grow three times as fast as the overall U.S. construction market.

      In the case of Riviera, the state of Colorado is projected to have 9% compound annual growth in construction spending over the next three years, which is over three times the projected U.S. construction growth level. Previously, IES did not have a strong presence in Colorado. IES' backlog for work to be completed in the state of Colorado was $7.7 million prior to the acquisition. Riviera had backlog of $23 million in December of 2002 and at the beginning of calendar 2002, (prior to the bankruptcy filing of the previous owner, Encompass Services), Riviera had backlog of approximately $48 million. IES believes over time it will be able to build backlog since Riviera had not added significant projects since July 2002 as a result of Encompass' financial difficulties.

      Riviera has locations in Denver, Colorado Springs, Loveland, Eagle, and Aspen, Colorado and provides electrical contracting services to the commercial, industrial, service and retrofit markets.

      In calendar 2002, Riviera had strong financial performance, with revenues of $84 million, and pro forma EBITDA of $7.6 million. Riviera has historically generated gross margins between 19.5% and 21.5% and has been able to keep SG&A as a percentage of revenues between 10.5% and 11.0% for an operating income margin of 8.5% to 10.5%. Given the current condition of Riviera and the depressed backlog levels as a result of the stress Encompass' financial difficulties created, it is unlikely that Riviera will be able to generate comparable returns in 2003. However, IES expects that the transaction will be accretive to earnings in fiscal 2003 and the acquisition will return to its prior performance over time. IES filed a Form 8-K with the SEC on May 12, 2003 which includes the audited financial statements for Riviera Electric.

================================================================
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

      Recent Financial Results and Guidance
      --------------------------------------------------------------------------

      The Third Quarter

IES reported earnings of $0.14 per share, at the bottom of the guidance range for the third quarter of 2003.

      The Company posted earnings for the fiscal third quarter ended June 30, 2003 of $0.14 per share versus $0.19 per share a year ago. Results for the quarter were at the bottom of previously issued guidance of $0.14 to $0.20 per share. Revenues were $375.3 million compared to revenues of $374.8 million for the third quarter a year ago.

      Two thousand and three is playing out to be another difficult year for the construction industry. IES' performance this year is an accomplishment given that commercial and industrial construction spending was down 18% in 2002 and was originally projected to increase by 12% in 2003 according to F.W. Dodge, the government's source for construction spending. According to data through June 2003, F.W. Dodge has revised its projection for 2003 commercial and industrial construction spending to a 4% decline on top of the decline in 2002.

      Highlights of the third quarter included:

      o SG&A as a percentage of revenue fell 40 basis points to 10.2% from 10.6% one year ago

      o     $175 million of new larger project work was added to backlog

      o Free cash flow generation was $16.1 million. Free cash flow is cash flow from operations less capital expenditures and management believes it is a good measure of operating performance and cash available for shareholders

      o Through June 30, IES has repurchased approximately 1.5 million shares under its stock repurchase program announced in August 2002

$175 million of new larger project work was added to backlog in Q3 2003 compared to $130 million in Q3 2002.

      IES added $175 million of new larger project work, which is defined as projects greater than $300,000, to backlog during the third quarter compared to $187 million added during the second fiscal quarter of 2003 and $130 million added in the third fiscal quarter of 2002. Backlog is currently $747 million compared to $798 million at the end of the second quarter and $771 million at the end of the third quarter of 2002. IES removed $16.5 million of healthcare projects from its backlog due to financial difficulties of one of its customers. IES is hopeful those projects will be returned to backlog in the coming quarters. Excluding the removal of those projects, IES' backlog is down less than one percent from where it was in the third quarter of 2002.

      Review of New Projects in the third quarter:

      o     $57 million of new work at institutions including schools
      o     $21 million of new work at hospitals and healthcare centers
      o     $18 million of new work on apartment buildings
      o     $15 million of new work at retail centers
      o     $14 million of new work on utility projects and highway projects
      o     $14 million of new office building work
      o     $12 million of new work on hotels and condominiums
      o     $7 million of new work on manufacturing facilities

================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.          Page 15

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

      The Second Quarter

IES reported earnings of $0.09 per share, within the guidance range for the second quarter of 2003.

      The Company posted earnings for the fiscal second quarter ended March 31, 2003 of $0.09 per share versus $0.08 per share a year ago. The $0.08 a year ago is prior to a restructuring charge of $0.03. Results for the quarter were within the previously issued guidance of $0.08 to $0.12 per share. Revenues were $343.1 million versus $356.5 million a year ago. This was a 3.7% decline reflecting $12.2 million of lost revenues on divested or closed subsidiaries that were included in revenues for the second quarter last year, but not during the second quarter this year, and unfavorable weather conditions in the northeast and the south.

      Highlights of the second quarter included:

      o SG&A as a percentage of revenue fell 130 basis points to 10.9% of revenues from 12.2% one year ago
      o     $187 million of new larger project work was added to backlog
      o Free cash flow generation was $12.6 million. Free cash flow is cash flow from operations less capital expenditures and management believes it is a good measure of cash available for shareholders
      o Through March 31, IES has repurchased 1.1 million shares under its stock repurchase program announced August 2002

      IES added $187 million of new larger project work, which is defined as projects greater than $300,000, to backlog during the second quarter compared to $155 million added during our first fiscal quarter of 2003 and $108 million added in our second fiscal quarter of 2002. Backlog at the end of the second quarter of 2003 was $798 million compared to $766 million at the end of the first fiscal quarter of 2003 and $783 million at the end of the second fiscal quarter of 2002.

      Review of New Projects in the second quarter:

$187 million of new larger project work was added to backlog in Q2 2003.

      o     $28 million of manufacturing and heavy industrial projects
      o     $22  million  of  high-rise   hotel  and  condominium  and  mid-rise
            apartment projects
      o     $21 million of work at retail centers
      o     $21 million of work at schools and community centers
      o     $20 million of work at office buildings
      o     $13 million of new healthcare projects
      o     $8 million of wastewater treatment facility work

      The $28 million increase in manufacturing and heavy industrial projects is a significant increase to that category from 7% of total backlog in the first quarter of fiscal 2003 to 9% of backlog in the second quarter. In addition the $20 million increase in office building projects increases that category from 5% of total backlog in the first quarter of fiscal 2003 to 7% of total backlog in the second quarter.

================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.          Page 16

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

      The First Quarter

IES reported earnings of $0.10 per share, at the top of the guidance range for the first quarter of 2003.

      The Company posted earnings for the fiscal first quarter ended December 31, 2002 of $0.10 per share versus $0.02 per share a year ago. The $0.02 a year ago is prior to a charge for adoption of SFAS 142 and a restructuring charge. Results for the quarter were at the top of the previously issued guidance of $0.06-$0.10 per share. Revenues came in at $348.6 million versus $375.2 million a year ago. This was a 7% decline reflecting divestitures of non-core assets in the fourth quarter of 2002, a significant slow down in telecommunications work versus a year ago and continued weakness in the commercial and industrial construction market. See Exhibit 10 below for a detailed breakdown of the decrease in revenues versus the first quarter of 2001. IES continued to have record performance from its residential division, as the residential construction market remains quite robust. IES' residential revenues were $76.9 million for the first quarter of 2003 versus $67.1 million for the period one year ago which is a 14.6% increase.

      Exhibit 10
      Q1 2003 versus Q1 2002 Changes in Revenues

-----------------------------------------------------------------
(Dollars in Millions)                         Change in Revenues
-----------------------------------------------------------------
Divestitures                                       ($14)
Telecommunications                                 ($10)
Commercial/Industrial                              ($12)
Residential/Other                                   $8
-----------------------------------------------------------------

      Highlights of the first quarter included:

      o SG&A as a percentage of revenue fell over 200 basis points to 11.1% of revenues from 13.3% one year ago.
      o     $155 million of new larger project work was added to backlog.
      o     Operating margin increased 170 basis points to 3.7%.
      o Free cash flow was positive at $0.7 million in a quarter that normally uses cash. Free cash flow is cash flow from operations less capital expenditures and management believes it is a good measure of cash available for shareholders.

      Backlog for the quarter was down to $776 million versus a record $801 million in the fourth fiscal quarter of 2002. This is a typical seasonal decline. The decline in SG&A expense and the generation of free cash flow continues to demonstrate the success of the Company's Back to Basics program. SG&A expense for the quarter was $38.6 million versus $49.8 million a year ago, a decrease of 22.5%.

      Review of New Projects in the first quarter:

$155 million of new larger project work was added to backlog in Q1 2003.

      o $33 million of high-rise hotel, condominium and mid-rise apartment projects
      o     $24 million of new healthcare projects
      o     $20 million of wastewater and water treatment facility work
      o     $19 million of work at retail centers
      o     $17 million of work at school and community centers
      o     $11 million of manufacturing and heavy industrial projects
      o     $7 million of work at office buildings

      The $20 million increase in wastewater and water treatment facilities is significant and increased that category from 2% of backlog to 4% of backlog.

================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.          Page 17

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

      Fiscal Q4 2003 and Full-Year 2003 Financial Guidance

IES has almost achieved the low end of its full year free cash flow guidance in the first three quarters with $29.4 million in free cash flow.

      For the fourth fiscal quarter, management expects to earn between $0.21 and $0.28 per share. Guidance for the full year fiscal 2003 is unchanged at $0.53 to $0.60 per share with free cash flow (cash flow from operations less capital expenditures) of $30 to $40 million.

      Exhibit 11
      Quarterly EPS Trends Year-to-Date

------------------------------------------------------------
                      2001     2002*             2003
------------------------------------------------------------
  Q1 - Dec           $0.17     $0.02            $0.10 A
  Q2 - Mar           $0.20     $0.08            $0.09 A
  Q3 - Jun           $0.26     $0.19            $0.14 A
  Q4 - Sep           $0.08     $0.22      $0.21-$0.28 E
                     -----     -----    -------------
  Full Year          $0.70     $0.50    $0.53 - $0.60 E
------------------------------------------------------------
* Excludes all one-time charges and charges related to a cumulative effect of change in accounting principle.

================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.          Page 18

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

      Company Overview
      --------------------------------------------------------------------------

      Founded in 1997 to consolidate the electrical contracting business, IES quickly grew to become the largest provider of electrical services in the industry with revenues of approximately $1.5 billion. IES provides a broad range of electrical services including designing, building and maintaining both low and high voltage electrical systems for commercial, industrial, municipal, utility, and residential customers.

      Exhibit 12
      IES' Geographic Diversity

------------------------------------------
GEOGRAPHIC DIVERSITY OF BACKLOG - 06/30/03
------------------------------------------
Southeast                 33%
South                     28%
Northwest                  4%
Northeast                  8%
Mid Atlantic              15%
Midwest                    4%
Southwest                  8%
------------------------------------------

      IES' national presence mitigates the region specific economic slowdowns. IES' presence in the southwest and in Florida has been particularly beneficial through this most recent construction decline because these areas were less impacted than some of the other regions of the U.S. Since 1997, much of the Company's revenues have been derived from the fast growing Sunbelt states. These states stand to benefit from expected favorable population movement over the next decade.

      In the past six months, IES has seen a shift in the amount of its backlog coming from the Southwest, Mid Atlantic and Northeast. This may be an indication that these regions are beginning to show signs of improvement as well as an increase in IES' competitive position in these regions.

      A diverse revenue mix- The Company services a wide variety of customers which also cushions it from sector declines. The impact of a slowdown in a particular industry tends to be muted when compared to its smaller, more geographically concentrated competitors. Additionally, IES' expertise in a variety of industries allows it to be flexible and to share

================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.          Page 19

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

      its expertise across regions. For instance, with the recent increase in healthcare construction spending, one of the Company's subsidiaries, whose specialty is healthcare facilities construction, is training and aiding other IES subsidiaries so the Company is able to perform complex healthcare projects across the U.S.

      Electrical utility work is a component of IES' overall service offering. IES does a significant amount of power, power line and "electrical grid" work. The Company has two subsidiaries dedicated solely to that type of work and another three that have a specific focus in that area. In the first nine months of fiscal 2003, 6% of IES' revenues were from power utility work. Although current construction spending estimates according to F.W. Dodge indicate that spending in this sector will be down in 2003 and 2004, recent events may encourage heightened spending levels in this area. IES is uniquely positioned to perform additional work in this area and has the ability to ramp-up its operations for the power utility sector quickly. In 2001 IES performed $138 million of work for power utility projects. Note in Exhibit 13 below that the utility component includes both power and water utility projects.

      IES does see a shift in the make-up of its backlog from time to time. For instance in the second quarter, the Company saw a significant increase in the amount of work from manufacturing facilities and office buildings. In the most recent quarter, IES increased its institutional backlog with $57 million of new work in that market and saw less new work in many other areas such as manufacturing facilities, hotels and condos and utility work. This is demonstrated by the 4% increase in institutional backlog since the end of the second quarter.

      Exhibit 13
      IES'  Diversity  of  Clients  Has  Served  it  Well  in a  Tough  Economic
      Environment

-----------------------------------------------------
           CURRENT MIX OF BACKLOG - 6/30/03
-----------------------------------------------------
Institutions                                    17.3%
Hotels/Condos                                   11.4%
Health Care                                     11.4%
Utilities                                       11.0%
Apartments                                       8.0%
Airports                                         7.0%
Office Buildings                                 6.8%
Retail                                           6.0%
Heavy Industry/Manufacturing                     5.1%
Other Commercial                                 4.8%
Highway                                          3.8%
Communications                                   2.9%
Distribution                                     2.0%
Government                                       1.3%
Service                                         0.06%
-----------------------------------------------------

================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.          Page 20

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

      Nationwide   presence-   The  Company's   nationwide   presence  and  name
      recognition helps it to compete for larger, national contracts with customers that operate throughout the U.S. This represents a growing market and IES has made significant progress in pursuing these sizable accounts. A few of IES' current national customers include Wal-Mart, Marriott, Nordstrom, Intel, Starbucks, Ryland Homes and Pulte Homes. Given its size, IES still maintains customer diversity because no single customer accounts for more than 10% of total revenues.

      Additionally, IES believes its size and national service offering uniquely positions it as the only single source non-union electrical contracting service provider able to execute projects on a national basis. IES is able to take on very large, and complex projects often with a national scope that would strain the capabilities and resources of most of its competitors.

      Strong growth opportunities- The Sunbelt focus, as well as market share gains, and customer satisfaction have helped IES grow organically about 3% faster than the construction industry as a whole over the last several years. Over 50% of business is from repeat customers. Currently, almost 70% of the Company's revenues come from Sunbelt states. According to F.W. Dodge, in 2003 Sunbelt states are projected to have positive growth versus a 2% decline across the entire U.S.

      Access to Resources - Access to resources is a key to success, especially in this difficult environment. Many of IES' competitors have reduced access to both bonding capacity and capital, which is constraining their ability to effectively compete and bid on many jobs. As a result of size and track record, IES has adequate capacity. This, in conjunction with IES' access to a $125 million credit facility, provides a significant competitive advantage over most of its local competitors. IES is able to bid on larger projects that require bonding and working capital.

      Many customers require subcontractors to post performance and payment bonds issued by a surety. Those bonds guarantee the customer that the service provider will perform under the terms of a contract and pay subcontractors and vendors. In the event that a contractor or subcontractor fails to perform under a contract or pay subcontractors and vendors, the customer may demand the surety to pay or perform under the bond.

      The Company has had a relationship with the same surety since IES' inception. Recently, the Company has initiated discussions to include a second or co-surety, thus increasing the amount of surety credit. IES' relationship with its sureties is such that it will indemnify them for any expenses they incur in connection with any of the bonds they issue on IES' behalf. In a market where bonding has become an issue for many of IES' competitors, the Company is fortunate to be in such a strong position as it relates to bonding capacity. To date, IES has not incurred significant expenses to indemnify its sureties for expenses they incurred on IES' behalf. As of June 30, 2003, the expected cost to complete projects covered by surety bonds was approximately $241 million.

================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.          Page 21

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

      Proprietary Systems and Processes - IES has proprietary systems and processes which help the Company bid on projects, manage projects once they have been awarded and maintain and track customer information. In addition, IES has developed and perfected techniques and processes for installation on a variety of different projects including its prefabrication process that have been implemented throughout the organization. Through the consolidation of over 85 entities, IES has taken the best practices and leveraged those systems and processes across the entire organization for best in class practices.

      Utilization of Prefabrication Processes - IES' size and 100% merit shop environment has allowed the firm to quickly implement best practices across the Company as it relates to prefabrication. IES has invested in and utilizes prefabrication facilities to pre-assemble electrical components that can later be installed on site. This is safer, more cost effective and more efficient for IES and the customer. IES has prefabrication centers strategically located to service the U.S. for larger scale projects.

================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.          Page 22

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

      Operations Overview

      IES has two principal operating segments (1) Commercial/Industrial and (2) Residential. For the year ended September 30, 2002, the Commercial/Industrial segment accounted for approximately 81% of revenues and Residential made up the remainder. Exhibit 14 below illustrates IES' revenue by type of work over the past 3 years and shows the fall-off of communications work as the communications infrastructure was overbuilt. Note that the Commercial/Industrial segment data for segment reporting purposes contains both the communications and the service and maintenance business segments, which had previously been reported separately. Residential revenues increased 11%, while Commercial/Industrial revenues declined in 2002 as a result of the 18% decrease in commercial and industrial construction spending in the overall market. Power utility work is down in 2002 and 2003 as a result of the decrease in construction spending in that market.

      Exhibit 14
      Historical Revenues by Type

--------------------------------------------------------------------------------
                                 REVENUE BY TYPE
--------------------------------------------------------------------------------
                                        2000      2001     2002   9 Months 2003
                                        ----      ----     ----   -------------
Commercial and
   Industrial                         $1,049    $1,048     $948       $679
Residential                             $251      $257     $282       $204
Service and Maint.                      $132      $135     $113        $74
Power Utility                           $122      $138     $111        $64
Communications                          $119      $114      $21        $46
--------------------------------------------------------------------------------

      Segment data for the last three fiscal years is detailed on the following page in Exhibit 15.

================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.          Page 23

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

      Exhibit 15
      Operating Segment Data

------------------------------------------------------------------------------------------------
(Dollars in Millions)                                % Chg.                 % Chg.      YTD-June
                              2000         2001     2001/2000    2002      2002/2001      2003
------------------------------------------------------------------------------------------------
Revenues
Commercial and Industrial    $1,421.4    $1,435.8      1.0%    $1,193.4     -16.9%       $862.0
Residential                     250.9       257.4      2.6%       282.0       9.6%        205.0

Gross Profit
Commercial and Industrial      $244.8      $249.1      1.8%      $159.9     -35.8%       $109.9
Residential                      55.0        58.5      6.4%        61.7       5.5%         44.0

Operating Income
Commercial and Industrial       $89.8       $99.9     11.2%       $36.5     -63.5%        $34.6
Residential                      29.9        26.1    -12.7%        34.6      32.6%         19.0

Gross Profit Margin
Commercial and Industrial       17.2%       17.3%      0.7%       13.4%     -22.8%        12.7%
Residential                     21.9%       22.7%      3.7%       21.9%      -3.7%        21.4%

Operating Income Margin
Commercial and Industrial        6.3%        7.0%     10.1%        3.1%     -56.0%         4.0%
Residential                     11.9%       10.1%    -14.9%       12.3%      21.0%         9.3%
-----------------------------------------------------------------------------------------------

      The Commercial/Industrial margins over the 2001-2002 period experienced substantial decline as a result of the slowing in the economy and construction spending. Over that time period, higher margin projects in backlog were replaced with lower margin jobs as the bidding environment became more competitive and the number of new projects declined.

      While over 70% of IES' work is from new construction, declines in construction spending typically lead to increases in renovation and service work because businesses and individuals modify or renovate the old instead of building new facilitates. That trend is demonstrated in the increase in IES' revenues from renovation work from 19% in 2001 to 22% in 2002. However, that trend appears to be changing and in the first nine months of fiscal 2003 with new construction actually increasing to 74% of total revenues and only 18% of revenue is from renovation and 8% from service and maintenance. This may be an indication of an overall focus on conserving capital and delaying even service and maintenance spending. If that is the case, at some point there could be a shift out of necessity to maintain existing infrastructure. See Exhibit 16 on the next page.

================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.          Page 24

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

      Exhibit 16
      New Construction is a Greater Component of IES' 2003 Revenue

Renovation   work  increased  in  2002  as  a  result  of  a  reduction  in  new construction.

---------------------------------------------------------------------
                   REVENUES BY TYPE OF CONSTRUCTION
---------------------------------------------------------------------
                                2001        2002     9 Months 2003
New Construction                 72%         69%          74%
Renovation                       19%         22%          18%
Service and Maintenance           9%          9%           8%
--------------------------------------------------------------------

      Commercial/Industrial

      IES' Commercial/Industrial business provides design and installation of electrical systems (both low and high voltage) as well as providing ongoing service and maintenance. Commercial projects include: high-rise structures such as hotels, apartment buildings, condominiums and office building; retail stores and centers; hospitals and healthcare facilities; schools and community centers including stadiums and arenas; and projects specifically related to low voltage installations including communications. Industrial projects include: manufacturing and heavy industrial facilities; distribution centers; utility and power generation, including substations and power line installation; high-technology centers; water and wastewater treatment facilities; government and military installations; airports; and highway projects. Below is a list of IES' top general contractor customers in the Commercial/Industrial market and the top end customers sorted alphabetically. IES typically works for a general contractor although in some cases the Company does work directly for the end user. IES is awarded work as a result of both of these relationships and the Company is focused on fostering relationships and maintaining customer satisfaction with the end customer as well as the general contractor.

================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.          Page 25

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Electrical Services, Inc. and is not an independent analyst report.

      Exhibit 17
      Top Commercial/Industrial Customers

---------------------------------------------------------------
End Customers                       General Contractors
---------------------------------------------------------------
3M                                  AMEC
Blue Cross / Blue Shield            Austin Industries
Four Season's Hotels                Beck Group
Gaylord Entertainment               Bovis Lend Lease
Hilton Hotel Corporation            Brasfield & Gorrie
Home Depot                          Centex Construction Group
Honda                               Flour Corporation
Hyatt Corporation                   Hannover Company
Intel                               Hensel Phelps Construction
Kohl's                              Hubbard Construction Group
Marriott International              J.E. Dunn Group
Midlothian Energy                   Kraft Construction
Nissan                              Lemoine Company
Omni Hotel                          Manhattan Construction
Publix                              MB Kahn Construction
Ritz Carlton Hotel Company          Robins & Morton
Six Continents                      Skanska USA Building Inc.
Target                              Turner Corporation
Walgreen's                          Weitz Group LLC
Wal-Mart                            Whiting Turner Construction
---------------------------------------------------------------

      After IES completes the work on these projects the Company is in the best position to provide ongoing service and maintenance. It is common for IES to take on long-term service contracts with end customers.

      Residential

      IES is the largest residential electrical contractor in the country. IES' residential segment is composed of three different types of projects: single family homes, often tract homes with entire subdivisions built at one time; high-end single family custom homes, which are often quite large and typically include the latest trends in security and technology; and multifamily low rise apartments, condominiums and town homes. IES works for some of the largest single family and multifamily developers in the country. See Exhibit 18 for IES' top customers by residential project type sorted alphabetically.

================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.          Page 26

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

Exhibit 18
Top Residential Customers

------------------------------------------------------------------------------
Single Family                                   Multifamily
------------------------------------------------------------------------------
Ashton Woods Homes                              Apartment Builders LTD
Beazer Homes                                    Bovis Construction
First Texas (Broyd, Inc.)                       Camden Development
Gateway Homes (Champion Enterprises)            Donohoe Construction
Gehan Homes                                     Dwayne Henson and Associates
Grand Homes                                     Fairfield Development
Kaufman & Broad                                 Gibralter Construction Company
Kimball Hill Homes                              Global Construction Company
Lennar Homes                                    Greystar Development
Mansions Custom Homes                           JPI Construction
Newmark Homes                                   Lowder Construction Company
Perry Homes                                     Morgan Group
Plantation Homes (McGuyer Home Builders)        The Norsourth Corp.
Pulte Homes                                     Peachtree Residential
Royce Homes                                     Picerne
Ryland Homes                                    Postwood Builders (Long Lake)
Torrey Homes (D. R. Horton)                     Pride Builders
Trendmaker Homes (Weyerhaeuser)                 Spanos Construction
Weekley Homes                                   TCR Bissonnet Construction
                                                Whitco Construction Company
------------------------------------------------------------------------------


Residential construction in 2002 and 2003 has been particularly robust. Record low interest rates are driving demand for new homes, creating record levels of residential construction spending.


================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.          Page 27

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

Organizational Systems, Processes and Controls
--------------------------------------------------------------------------------

Overview

IES has in place an integrated system of internal controls, including management of operations, information systems and financial activities. These controls complement the regional operating structure established under the Company's One Company. One Plan. strategy and are designed to provide a framework of procedures, monitoring systems and certifications that enable the Company to ensure compliance with company policies as well as applicable rules and laws.

Although IES management believes an effective structure is in place to manage the business, there are inherent risks in the contracting industry especially as it pertains to fixed bid contracts that sometimes experience fade in profitability over the life of the contract. Although the structure and controls are in place to minimize this and other risks, there is no guarantee that IES will not experience financial difficulties as a result of these risks. See the disclosure statement on page 4 for additional risk factors.

Management structure

IES' Executive Committee, comprised of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Technology and Procurement Officer, Senior Vice President of Operations and Senior Vice President of Human Resources, monitors the Company's operations and its progress on the three-phase strategy.

The Executive Committee is supplemented by a regional operating structure consisting of six geographically based regions. The regions are led by Regional Operating Officers ("ROOs") that report directly to the Company's Chief
Operating  Officer  and Chief  Executive  Officer.  Each ROO is  supported  by a
Regional Controller ("RC"), who is responsible for monitoring the financial aspects of operations at each of the subsidiaries within the region. Together the ROO and RC maintain control and consistent application of policies and procedures throughout the Company. Together they provide a control environment to address financial operating results and issues, as well as upcoming events, opportunities or concerns, and carry out company initiatives.

At the end of each quarter, the regions host a series of "Home and Away" meetings. The CEO, COO, CFO, Regional Operating Officers and the Presidents of the subsidiaries attend these Home & Away meetings. Every other quarter, regions conduct these meetings at or near their "home" locations and on opposite quarters attend an "away" meeting at the home office in Houston. These meetings facilitate face-to-face sharing of results, events, opportunities and concerns and allow for sharing of best practices and cross-selling among the subsidiaries.

Information Systems

All of the Company's locations are joined on a common Wide Area Network ("WAN"). This platform enables the Company to access and monitor the computer servers at each subsidiary location and facilitates efficient communication across the Company. Stringent controls are in place limiting access to the data stored on each location's server.

The Company is approximately 80% complete in the implementation of a fully integrated Enterprise Resource Planning ("ERP") system known as Forefront. The Company expects that this implementation will be substantially complete by December 2003. This system,


================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.          Page 28

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Electrical Services, Inc. and is not an independent analyst report.

while allowing real time access to subsidiary and project data, facilitates the implementation of common and consistent financial controls throughout the Company.

The Company's ERP system is  complemented  by  consolidation  software  known as
Financial   Manager's   Workbench.   The  implementation  of  this  software  is
substantially complete and is already used for contract analysis and budgeting.

Timely access to data - The Company monitors the performance of each of its subsidiaries monthly and compiles an internal report that discusses each subsidiary's operations compared to key operating metrics. Included in these metrics is a comparison to budgeted results, prior results, change in gross margin and operating income percentages, change in headcount, accounts receivable and performance measures such as days sales outstanding. The Company also maintains an evolving contract status report for work in progress ("WIP report") that details the financial data for every significant contract in progress throughout the Company. This WIP report contains the updated contract prices, cost estimates, percentage completion calculations, and calculations for the variance between revenues and billings on a job-by-job basis.

The Company utilizes the Financial Manager's Workbench, a complement to IES' ERP system, to conduct detailed analyses on the WIP report data and other operating metrics and presents financial reports, including a "Rack and Stack" report that lays out each subsidiary compared to its IES peers. The management team uses these reports to conduct financial review meetings, semi-monthly Regional Operating Officer meetings and the quarterly Home and Away meetings.

Real-time response - As the Company monitors the performance of each subsidiary, certain metrics may indicate a potential for problems at a particular location. These indices include a decline in operating results or a turnover in subsidiary management. In this event, the subsidiary is placed "at watch." The subsidiary is monitored closely and, if management deems necessary, the subsidiary is placed "at risk." The "at risk" program involves bi-weekly operational and financial meetings with the subsidiary management, regional management and certain members of IES management, including the Company's Chief Operating Officer. The subsidiary's operations are closely monitored and the corporate office must approve any new work that is bid.

Certifications

The information obtained from these meetings and reports provides the Company with a strong platform to support its financial certification process. Section 302 of the Sarbanes-Oxley Act of 2002 ("SOX") requires the Company's Chief Executive Officer and Chief Financial Officer to certify the accuracy of the quarterly and annual financial statements of the Company. The purpose of the control environment and financial monitoring is to provide the Company's management with information that enables them to accurately and reliably make that certification. In this vein, each subsidiary president and controller provides a certification to IES management, and each Regional Operating Officer and Regional Controller provides a similar certification to management. These internal certifications include the scope, definitions and expectations outlined in the Sarbanes-Oxley certifications. The certification process includes a detailed positive affirmation as to the knowledge of the accuracy of presented operational results, fraud, theft and controls in place. Each certification is signed and reviewed each fiscal quarter, then presented to IES management to aid in the certification process required by SOX. These certifications are not a new control in response to the SOX. In fact, the Company has required quarterly certifications for many years and annual certifications since the inception of the firm.


================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.          Page 29

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

Under section 404 of the SOX, the Company's Chief Executive Officer and Chief Financial Officer will be required to assess the effectiveness and reliability of the Company's internal control environment. To comply with this regulation, the Company established a five-phased approach to defining, documenting and testing its internal control framework. The five phases include defining the Company's system of internal controls, establishing a core working group to implement the project, assessing the current state of its internal controls, filling any gaps in the framework with industry best practices, and testing the controls to ensure they are effectively working. The Company is currently completing phase three of the plan, which involves assessing the current internal control environment. To achieve this, the Company utilized a comprehensive documentation template, which the ROO's and RC's completed for each operating subsidiary. The Company is currently evaluating the data submitted in these documentation templates to determine what control gaps, if any, may exist. The Company will then proceed with phase four of the plan, which involves correcting any control gaps, documenting the workflow processes and establishing segregation of duties checklists.

Internal audit program

IES utilizes all of its corporate resources to monitor the Company's operations. The Company has in place an internal audit program that requires each subsidiary to undergo an internal audit at least once every three years. In addition to these routine audits, internal audits may occur as a "surprise" event or if the subsidiary is placed in the "at risk" program. The internal audit reports are distributed to the subsidiary's management, the executive committee and to the Company's Audit Committee of the Board of Directors. Audit findings are addressed and a revisit is performed six months after the initial internal audit to ensure compliance.

Ethics hotline

IES has established a confidential toll-free hotline for the purpose of reporting known or suspected events of theft, fraud or other financial abuse. The hotline is monitored by a third party and reported to the Company. Reported incidents are communicated to the proper management to investigate. The reported incidents, results of investigations and corrective actions taken are communicated to the Company's Audit Committee.

Operational policies and procedures

IES has established and published operating guidelines in accordance with Generally Accepted Accounting Principles and applicable laws, as well as the Company's best practices. These guidelines encompass all aspects of operational and financial reporting, from the estimating and bidding process to the financial reporting process. The controls over the estimating and bidding procedures allow each location to select the projects for bid, but increasing levels of approval from Regional and Executive management are required based on the size and type of job before the bid can be finalized and submitted. Subsidiaries are limited by the size of job they may undertake based on their backlog and ability to manage additional growth. Subsidiaries are further restricted from undertaking non-standard work or work outside of their technical expertise. This level of management oversight and approval extends through the term of the contract once it is awarded, and is covered in the operational meetings held throughout the Company.

Financial policies and procedures

Financial controls are established and published in a manual provided to regional management. These financial controls include accounting policies in accordance with


================================================================
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

Generally Accepted Accounting Principles that address revenue recognition, credit and cash management, financial accounting standards and business responsibilities. Adherence to these policies is verified by assertions made by each location's management, regional management, internal audit and by control checks performed at the Company's corporate headquarters. Financial controls also include requirements for processing data, storing records and segregating of duties. Monthly operating results are transmitted via a standardized model that utilizes automatic data checks to ensure the accuracy and reliability of the data presented. These checks ensure high integrity in the internal reports used by management.


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


The IES Management Team
--------------------------------------------------------------------------------

IES is fortunate to have a wealth of talent as a result of acquiring over 80 companies, many of them leading operators in their regions. Currently, 8 of the 13 officers have previously served as presidents of acquired subsidiaries.

H. "Roddy" Allen, P.E.- became Chief Executive Officer and President of IES in October 2001. Mr. Allen originally was President of H.R. Allen, which was acquired by IES in 1998. Since joining IES, Mr. Allen has held the following positions:

o     2001 to present:       Chief Executive Officer and President
o     2001-2001:             Chief Operating Officer
o     2000-2001:             Senior Vice President of Eastern Operations
o     1998-2000:             Regional Operating Officer, President of H.R. Allen

Richard L. China- became Chief Operating Officer in October 2001. Prior to serving in the COO capacity, Mr. China was President of IES Communications and also served as a Regional Operating Officer. Mr. China joined IES in 1999 through the acquisition of Primo Electric Company, where he served as President.

William W. Reynolds- has been the Chief Financial Officer and Executive Vice President since June 2000. Mr. Reynolds joined IES after serving as Vice President and Treasurer of Peoples Energy Corporation from 1998 to 2000. From 1997 to 1998, Mr. Reynolds was Vice President and Project Finance Corporate Officer for MCN Energy Group, Inc. Prior to that, he spent seventeen years with BP Amoco in a variety of positions both internationally and domestically.

Britton Rice- has served as the Chief Technology and Procurement Officer and Senior Vice President of IES since 2000. Mr. Rice also serves as the President of Britt Rice Electric, L.P., an IES subsidiary. Mr. Rice joined IES in 1999 through the acquisition of Britt Rice Electric, where he was the founder and President.

Margery M. Harris- serves as Senior Vice President of Human Resources. She joined the company in 2000 from Santa Fe Snyder Corporation, where she served as Vice President of Human Resources. Prior to that, Ms. Harris was a lead consultant with Hewitt Associates, a total compensation consulting firm.

Robert Stalvey- serves as Senior Vice President of Operations and acting Regional Operating Officer of Region 6. He previously served as Vice President of Special Projects. In 1976, he became co-owner of Ace Electric, one of the original 16 IES subsidiaries.

Curt L. Warnock- has served as Vice President, Law of IES since October 2002 and prior to that as Assistant General Counsel to the Company. Previously, Mr. Warnock spent twenty years with two other publicly traded Fortune 1000 companies in various legal positions.

David A. Miller- has been Vice President and Chief Accounting Officer of IES since October 2002. Between January 1998 and October 2002 he served as Financial Reporting Manager, Assistant Controller, Controller and Chief Accounting Officer of IES. Before joining IES, Mr. Miller held various positions in public accounting and private industry. Mr. Miller is a Certified Public Accountant.


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

Daniel Petro- has been the Senior Regional Operating Officer of Region I since 2002. Prior to that Mr. Petro was the President of the Eastern Region. Mr. Petro was the President and founder of Amber Electric from 1979 to 1998, when Amber Electric was acquired by IES. Prior to this he was an Electrical Instructor for Orange County Schools.

Thomas Stalvey- became Regional Operating Officer of Region II in 2000. In 1975, Mr. Stalvey founded and served as President of Ace Electric. In 1998, Ace Electric was acquired by IES. Mr. Stalvey taught Electric Technology for Valdosta Technical College from 1970 to 1972 and was Residential Construction Manager for Wilkes Construction Company from 1971 to 1975.

Richard Humphrey- has been Regional Operating Officer of Region III since 2001. He was the President of Arc Electric from 1972 to 2000. Arc Electric was acquired by IES in 1998.

Ernest P. Breaux, Jr.- is the Regional Operating Officer of Region IV. He was a project engineer /estimator for Ernest P. Breaux Electrical from 1968 to 1974, Vice President from 1974 to 1983 and President & CEO from 1983 to 2001. Ernest
P. Breaux Electrical was purchased by IES in 2001.

Miles Dickinson- became the Regional Operating Officer of Region V in 2002. Mr. Dickinson was President of Delco Electric from 1979 to 2001. Delco Electric was acquired by IES in 1999. Mr. Dickinson was an estimator and project manager for McGuire Electric from 1974 to 1977 and served as Vice President of McGuire Electric from 1977 to 1978.

Ric Yeadon- became the Regional Operating Officer of Region VI in July of 2003. Mr. Yeadon began his career in sales with Graybar Electric. In 1974, he joined Valley Electric as Project Manager and was promoted in 1980 to Vice-President and Director. SASCO acquired Valley Electric in 1984 and he was promoted to President and later Regional CEO for the company's northern division.


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

Corporate Governance
--------------------------------------------------------------------------------

Since IES' initial public offering ("IPO") in 1998, the Company has divided the duties of Chairman of the Board and Chief Executive Officer between two individuals. As a governance policy, this prevents a concentration of control with one person. Since the IPO, Byron Snyder has served as Chairman; and since late 2001, H. Roddy Allen has served as Chief Executive Officer.

The IES board has significant representation from independent directors. The Board of Directors consists of 7 directors of which four are independent directors. The inside board members include H. Roddy Allen, the President and Chief Executive Officer, Rick China, the Chief Operating Officer and Byron Snyder, the Chairman of the Board and founder of IES. This stands in contrast to the original board in 1998, consisting of 11 members, many of whom were among the sixteen owners of the founding companies.

The Board has four committees: Audit, Compensation, Nominating/Governance and Executive. The Audit, Compensation, and Nominating/Governance committees are entirely composed of independent directors.

During fiscal 2002, IES implemented an evaluation process in which those reporting directly to the CEO and the Board of Directors review the CEO anonymously and rate him on key business and management strengths. These ratings are reviewed by the board and serve as an early warning system for any potential problems that might arise.

IES also maintains a growing internal audit function, an important consideration for a Company that has grown through acquisition and has numerous subsidiaries across the country. Currently every subsidiary (about 53, given that some of the acquisitions have been merged with other subsidiaries) undergoes an internal audit at least once every three years with approximately 20 internal audits performed each year.


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

Industry Overview
--------------------------------------------------------------------------------

The electrical and low voltage contracting industry is highly fragmented, with over 70,000 electrical contractors operating across the United States in 2001. Most are small, private "mom and pop" operations. Three quarters of these companies have less than 10 employees, according to the U.S. Department of Commerce. Only a little over 1% have more than 100 employees and just a handful, like IES, have thousands of workers and the advantages of significant scale. IES has approximately 13,500 employees. Below is a table that shows the breakdown of the size of electrical contractors based on number of employees. It clearly demonstrates the significant fragmentation of the industry. Interestingly some of IES' largest competitors in each individual local market are companies with 20 to 100 employees.

Exhibit 19
Electrical Contractors Segmented by Number of Employees

-----------------------------------------
        # of        Percent of Electrical
      Employees          Contractors
-----------------------------------------
         1 to 4             57.0%
         5 to 9             19.4%
       10 to 19             12.3%
       20 to 49              7.7%
       50 to 99              2.2%
    100 or more              1.4%
                           -----
                           100.0%
-----------------------------------------
Source: Electrical Contractor Magazine

At the end of 2001, the electrical contracting market was estimated at $95 billion. As the largest electrical contractor with $1.5 billion in revenues, IES still only represents 1.6% of the overall market. However, within commercial and industrial electrical contracting which includes institutional and non-building construction, IES has approximately 4%-5% of the market (see Exhibit 20 below).

Exhibit 20
Annual Electrical Contractor Revenues are Approaching $100 Billion

IES has less than a 2% share of the total electrical market, but has a 4%-5% share of the commercial and industrial market for electrical contracting.

--------------------------------------------------------------------------------
                           Electrical Contractor Sales
--------------------------------------------------------------------------------
 1995        1996        1997         1998        1999        2000         2001
  53         59.3        64.3         72.0         76.5       89.5         95.0
--------------------------------------------------------------------------------
Source: Electrical Contractor Magazine


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

Virtually all construction and renovation work in the U.S. requires electrical contracting services. Electrical and low voltage work usually runs between 8%-12% of the cost of a commercial or industrial project and 5%-10% of the cost of a residential project. This percentage is substantially higher in high-end residential home building and projects such as manufacturing facilities or technology centers. Growth in the electrical contracting market has accelerated in recent years due to:

o Complexity as a result of the increase in computer, security and communications systems in the workplace. Computers, printers and on-line access are a part of virtually every workstation, increasing the electrical and low voltage demands placed on a given system. New telecommunications systems have also increased the burden, as well as networking of local and wide area computer systems.

o The pace of electrical renovation of existing structures has increased, primarily as a result of more advanced computer and communications systems.

o There has been an increased focus on cost savings through energy management systems.

o New electrical codes have been established for power efficiency and safety.

o National energy standards have been revised stressing energy-efficient lighting fixtures and other equipment.

o As the workplace has become more complex and more dependent on technology, there has been an increased demand for backup power systems.

o     Increased   security   requirements   have  also   increased   demand  and
      sophistication of security systems.

o Demand has increased for preventive maintenance to minimize disruption of power.

The electrical contracting industry had a difficult year in 2002 due to the reduction in commercial and industrial construction spending. Commercial and industrial construction, which accounts for about 80% of revenues for IES, was down 18% according to figures from F.W. Dodge. The strong demand in the late 1990's and in early 2000 increased the supply of providers, which made the decreases in 2002 and 2003 particularly difficult due to the excess supply of electrical service providers. However, the growth drivers for the industry detailed above are long-term in nature and will continue to generate demand for electrical contracting services throughout the next several decades.

Residential construction, driven by record low mortgage rates, drove spending on single family housing construction up 15% in 2002 according to F.W. Dodge and is projected to be up another 3% in 2003. The low rates are so appealing that many people who would typically be apartment dwellers are becoming first-time homeowners instead. This is causing the single family home and condominium market to remain quite strong in 2003.

Specialty Contractors

IES is currently the only "pure play" publicly traded electrical contractor in operation. Specialty contractor competitors provide other services besides electrical contracting such as mechanical contracting and building maintenance as well as other services. Below is an overview of some of the publicly traded specialty contractors. The only specialty


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

contractors listed below that IES typically competes directly against are EMCOR and Quanta Services. However, EMCOR's primarily union affiliation tends to keep their focus in the northern cities and areas with a high level of union affiliation where IES has less of a presence and Quanta Services primarily services the power utility sector and this type of work is less than 10% of IES' revenues while it represents over 50% of Quanta's revenues.

Information below is from public filings of each company and is included here as a summary. Further information on these companies may be obtained through those filings.

EMCOR- operates internationally with locations in the United States, Canada, Europe, the Middle East and Far East and South Africa. Through over 75 operating companies, EMCOR employs 28,000 workers and generated almost $4 billion in revenues in 2002. The company divides its business into three segments; (1) mechanical construction (2) electrical construction and (3) facilities management. Facilities services make up about 17% of revenues and the rest are approximately equally divided between electrical and mechanical work. EMCOR's work tends to be concentrated in larger cities due to its union affiliation. This has allowed the company to win public transportation work to buffer it during the economic slowdown.

Quanta Services- Quanta is a leading provider of specialized contracting services, with a focus on the electric power, telecommunications, broadband cable and gas pipeline industries. The company provides a range of services, including the design, installation, maintenance and repair of many types of network infrastructure. Quanta has offices in 40 states, and operations in all 50 states, as well as Canada. Revenues in 2002 were approximately $1.75 billion with 53% from electric and gas utility, 16% from telecom, 12% from cable television and 19% from other.

Comfort Systems- The company focuses almost exclusively on the heating, ventilation and air conditioning market (known as HVAC) and is a leading provider of these services, and had 2002 revenues of $820 million. In 2002, the company sold 19 union affiliated subsidiaries representing about $650 million in revenues to EMCOR. Comfort Systems now has 84 locations in 57 cities throughout the US.

Dycom- is headquartered in Palm Beach Gardens, Florida and is one of the larger telecommunications services companies. The company has 28 operating subsidiaries. Dycom currently serves over 100 different customers in 48 states, with approximately 5,700 employees, based out of more than 200 locations throughout the United States. Revenues for fiscal year 2002 exceeded $600 million. In 2002, Dycom acquired Arguss, a provider of infrastructure services to cable and telecommunications companies, for about $85 million, expanding its geographical footprint within its existing customer base. Exhibit 21 is a chart that illustrates how IES' revenues and focus differs from some of its closer publicly traded peers. Notice that IES' is the only publicly-traded pure play electrical contractor in the group. In addition, IES is the only publicly-traded completely merit shop electrical contractor, giving it significantly more flexibility to utilize prefabrication and pre-assembly on projects, which saves money and time.


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

Exhibit 21
IES versus its Closest Peers

--------------------------------------------------------------------------------
                                 Revenues(1)
                        ---------------------------    MRR (2) as      Unionized
                         EC      MC      FS   Other   % of Revenue     Workforce
--------------------------------------------------------------------------------
IES                     100%       -      -      -         31%             -
Comfort Systems           3%     90%      -     7%         48%             -
EMCOR (3)                29%     44%    17%    10%         40%            75%
Quanta Services          53%       -      -    47%         40%            39%
--------------------------------------------------------------------------------
(1) EC= Electrical Contracting, MC= Mechanical Contracting, FS= Facilities Services
(2) MRR = Maintenance, Repair and Renovation
(3) Not pro forma for the recnet acquisition of a facilities services business.

Competitors

Typically, IES bids against a larger national competitor like EMCOR or one of the larger private players such as Rosendin or Fisk on national projects or large regional projects such as an airport. In addition to publicly traded peers, IES competes against private regional players that range from $40 million to over $300 million in revenues, as well as smaller local competitors the can range anywhere from $2 million to $30 million in revenues. There are 10 private electrical contractors with revenues between $200 million and $600 million. Of those players, approximately seven are companies IES competes against and, even then, it is only occasionally and in selected markets. There are another 100 or so companies in the $40 million to $200 million range and of those companies IES competes against approximately 40 in local and regional markets as well as in certain segments such as utilities or multifamily residential.

On larger single site projects, IES is likely to bid against large regional or local players with access to bonding and capital such as Fisk (owned by Tyco), Red Simpson or Infrasource, to name a few. However, on smaller projects that make up the greatest percentage of IES' revenues, the Company's largest competitors are often smaller private electrical contractors that have anywhere from $2 million to $40 million in revenue. These smaller players are actually the organizations IES bids against most frequently in each local market.

To provide more insight into the competitive landscape, the next few pages contain a review of the larger private electrical contractors over $200 million, as well larger players that IES competes against. Included in the description are the areas where IES competes against these companies. Surprisingly, as can be seen from the data, many of the larger regional players rarely compete with IES for work. This is most likely the result of the geographic markets served.

Larger Private Electrical Contractors and Major IES Competitors

MYR Group is the largest private electrical contractor, with 2001 revenues of about $627 million and subsidiaries in 19 states. The company is headquartered in Illinois and provides a complete range of power line and electrical services for electric utilities, telecommunications providers, commercial and industrial facilities and government


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

agencies across the US. The company was founded in 1891 and has a unionized workforce. IES occasionally competes with MYR Group in the Midwest.

Cupertino Electric, Inc. is headquartered in Sunnyvale, CA and had 2001 revenues of $509 million, making it the 6th ranked electrical contractor in the country according to ENR Magazine. Cupertino was founded in 1954 and is a provider of electrical infrastructure for technology companies and energy systems, including distributed generation for data centers and other high tech facilities. The company is unionized and competes with IES occasionally in northern Nevada.

SASCO is headquartered in Cerritos, CA and generated 2001 revenues of $450 million with over 1,800 employees. The company has eight offices on the West Coast extending from Southern California to the Northwest. SASCO's top market segments include commercial, health care, semiconductor, industrial, data and special systems. SASCO has a unionized workforce and IES rarely competes in this company's markets.

Massachusetts Electric Construction Company was founded in 1928 and is headquartered in Boston, MA. In 2001, revenues were $377 million, making it the 7th ranked electrical contractor in the country according to ENR Magazine. The company specializes in mass transit, railroads, high technology, production facilities and electric power generation. The company employs over 1,800 electricians and is licensed to work in 29 states. The company is unionized and is not a major competitor to IES due to our market focus.

Rosendin Electric, Inc. was founded in 1919. Rosendin now has over 1500 employees and branch offices in: San Francisco and Los Angeles, CA; Mesa, AZ; Rio Rancho, NM; Hillsboro, OR. Sales in 2001 were approximately $365 million. In 2000, the employees completed their buyout of the family-owned business to become the largest employee-owned electrical contractor. The Company is unionized. IES competes with Rosendin in Arizona and New Mexico, especially on larger projects.

Fisk Corp. was founded in 1913 and in November 2000 Tyco acquired it. Fisk is headquartered in Houston, TX with offices in Dallas, Las Vegas, Miami, New
Orleans and San Antonio. Fisk offers voice, data and electrical services to large national and global accounts. Fisk designs, installs and maintains a variety of electrical and data systems including large complex projects. The company is unionized. IES competes with Fisk in several markets including Florida and Texas.

Xcelecom is headquartered in Hamden, CT and provides specialty contracting services and voice-data-video integrated solutions to customers in the Eastern United States from Boston to Florida. The company has annual revenue topping $300 million and operations stretching over ten states and sixteen locations. Xcelecom is owned by UIL Holding Corp and is unionized. IES does not typically compete in the same local markets.

Unity International Group has headquarters in New York and London and has been in business for over 50 years. Revenues in 2001 totaled about $248 million. The company provides integrated structured cabling, electrical and information technology consulting services to clients worldwide. Services include the design, installation and maintenance of telecommunications, life safety and security systems, audio-visual and mechanical systems. Unity is union and is not a significant competitor to IES because it does not typically service the same geographic area as IES.

Sachs Electric Company is based in St. Louis, MO and generated 2001 revenues of approximately $232 million. The company was founded in 1925. It now operates on a national scale with over 1,400 employees. Key markets include power and industrial,


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telecommunications,  technology  and commercial  (design and build).  Sachs is a union contractor and IES rarely competes in this market.

Infrasource (formerly Exelon) had 2001 revenues of $230 million and is headquartered in Pennsylvania. The company provides electrical contracting services and specializes in electrical utility services, industrial services, metering, underground work and telecommunications. The company is a union contractor and IES competes with them on power and utility projects across the south.

Morrow-Meadows Corp. is headquartered in Walnut, CA and generated revenues in 2001 of about $201 million. The company was founded approximately 40 years ago and is now a full service electrical contractor. The company is active in datacom and design engineering. Morrow-Meadows is union and IES competes with them in southern CA.

Red Simpson Inc. had 2001 revenues of approximately $194 million and is headquartered in Alexandria, LA. The company provides power line services in the southern US. The company's major focuses are transmission, overhead and underground distribution substations and fiber optics. Red Simpson is a non-union contractor and is a competitor to IES in the utility markets in Texas, Louisiana, Alabama, Oklahoma and Florida.

Bergelectric Corp. was founded in 1946 and is headquartered in Los Angeles, CA. The company provides a full range of electrical contracting services throughout the Western United States and Mexico. In addition to its headquarters, the company maintains branch offices in San Diego, Las Vegas, Portland, Denver and Orlando. In 2001, the company posted revenues of $186 million. The company is non-union and competes with IES in southern CA.

Consolidated Electrical Services (CES) is headquartered in Boston, MA and generates annual revenues of about $160 million. Founded in 1976, CES has offices in Boston, Hartford, Charleston, Charlotte, Denver and Raleigh and over 1,000 employees. A full service electrical contractor, CES specializes in voice and data engineering, voice and network cabling, computer power systems, fire alarm systems, energy management and security systems. The company is unionized and competes with IES in Massachusetts.

Wayne J. Griffin Electric, Inc. is headquartered in Holliston, MA and has operations in New England, Alabama, Georgia, and North Carolina. Revenues in 2001 were $112 million. The company was founded in 1978 and offers services in several markets, including industrial and high technology buildings, correctional facilities, office buildings and hotels, healthcare facilities, schools and universities, clean rooms, biotech facilities and others. Griffin is a non-union company and competes with IES in New England and along the southeast coast.

ANECO Electrical Construction is headquartered in Clearwater, FL and has 2001 revenues of $112 million. The company provides electrical and telecommunications services to the commercial, entertainment, industrial, medical, government and institutional building markets in the southeastern US. The company is non-union and is a competitor to IES primarily in Florida.

Inglett & Stubbs had 2001 revenues of $110 million. The company was founded in 1955 and is headquartered in Mableton, GA. The company's historical focus has been metropolitan Atlanta and Georgia for commercial, industrial, and institutional projects. In recent years expertise on high-end technically difficult projects has led to Inglett & Stubbs providing services on a national basis. In addition to the company's low and medium voltage electrical expertise, it offers mechanical, building automation, environmental control system services, water treatment, custodial, building security, landscaping, and


================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.          Page 40

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

minor general construction services. The company is non-union and competes with IES in Georgia.

Commonwealth  Electric is headquartered in Lincoln,  Nebraska with locations in:
Omaha, NE; Des Moines, IA; and Phoenix and Tucson, AZ. Revenues are estimated to be approximately $100 million. The company's specialties include service projects, power plants, industrial, commercial and institutional work. The company is unionized and competes with IES primarily in Arizona.

Miller Electric Co. generated $83 million in revenues in 2001. The company has about 800 employees and has offices in Jacksonville, Miami and Gainesville, FL and Florence, SC. Top markets include commercial, industrial, hospitals, government, highways and bridges. Miller is a union contractor and competes with IES in Florida and on the southeast coast.

Ludvik Electric Co. is a Denver-based Engineering and Construction firm founded in 1980. The company has performed work throughout the Western United States and Hawaii, with 2001 revenues of $83 million. Projects include government, infrastructure, commercial, industrial, health care, pharmaceutical, food and beverage, and defense enterprises. The Company is non-union and competes with IES in Colorado.

Patrick Power Corporation is headquartered in Ft. Lauderdale, FL and has 2001 revenues of approximately $70 million. Specialties include general power and lighting, power generation, medium and high voltage systems, telecommunications systems, fire alarm systems and lighting protection systems. The company is non-union and competes with IES in Florida.


================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.          Page 41

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

Outlook and Valuation
--------------------------------------------------------------------------------

After years of economic expansion, the economy stumbled in 2002 and has continued to remain fairly weak in 2003. The events of September 11th demonstrated that unpredictable events can have a significant impact on the economy.

Market Outlook

Below is an analysis of F.W. Dodge's expectations for 2003 through 2005, as well as some analysis on profitability trends through cycles in the construction industry. This analysis should help investors to develop projections for IES' performance over the next few years. Although 2003 is expected to remain soft, 2004 and 2005 are projected to be somewhat stronger. It is important to note that throughout 2003, F.W. Dodge's forecasts have become increasingly more conservative for overall construction as well as almost all areas of construction except residential.

Data as of December 2002 projected overall construction would be down 2% in 2003 and up 5% in 2004. Currently that outlook is for the overall market to be up only 2% in 2004 versus the original estimate of 5%. The downward revision is more pronounced in non-residential construction spending as well as non-building construction because the impact on overall construction spending is softened by the increased forecasts for residential construction spending. See Exhibit 22 on the following page for an analysis of revisions in F.W. Dodge's estimates by sector.

Commercial and industrial spending has been down significantly in 2002 and 2003, 18% and 4% respectively, according to F. W. Dodge. However there is a recovery projected in 2004 and 2005. Even though that recovery is not as robust as originally indicated by F.W. Dodge in December of 2002, it is still significant. See Exhibit 23 for a review of markets that are expected to have particular strength in 2004 where IES has expertise and a history of earning higher profits. These markets include office buildings, retail centers, hotels and manufacturing facilities. One area that F.W. Dodge has become increasingly more bullish on is hotel construction for the remainder of 2003.

Residential construction spending is expected to remain quite strong with a 3% increase in 2003 and a 1% increase in 2004, after record growth in 2002.

There are several factors impacting construction this year. With declining incomes and tax dollars, states and the federal government have seen projected budget surpluses quickly turn to deficits and public works and institutional building projects are expected to slow this year. As for commercial and industrial, the weak employment market seems to be damping demand for new projects. Additionally, while interest rates remain low, there has been some recent movement upward which may effect residential construction, although so far there has been no indication of that impact.


================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.          Page 42

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

Exhibit 22
Recent Changes in the U.S. Construction Market Outlook

--------------------------------------------------------------------------------
                                                       Market Growth
                                           -------------------------------------
                                           2002A    2003E     2004E      2005E
--------------------------------------------------------------------------------
June 2003 Outlook (Current Outlook)
Non-Residential Building Construction        -9%      -4%        5%        10%
Residential Building Construction            13%       3%        1%        -1%
Non-Building Construction                    -7%     -11%        0%         6%

December 2002 Outlook
Non-Residential Building Construction                  0%        7%        12%
Residential Building Construction                     -1%        5%        -1%
Non-Building Construction                             -6%        0%         3%
--------------------------------------------------------------------------------
Source: F.W. Dodge December 2002 and June 2003 Construction Marketing
Forecasting.

Exhibit 23
Construction Growth by Market Ranked by IES' Q2 2003 Gross Margin

Many of IES' more profitable markets are projected to have significant growth in 2004.

--------------------------------------------------------------------------------
                                                          F.W. Dodge - Proj.
                       Company Data - 2003 YTD Q3     Const. Spending by Mkt.(1)
                       --------------------------     --------------------------
                     Gross Margin Rank      % of
                      within Segments      Revenue     2002      2003      2004
--------------------------------------------------------------------------------
Commercial
Office Buildings              1              6.0%      -25%       -6%       10%
Retail                        2              6.4%       -5%        1%        6%
Communications                3              4.5%          Data Not Available
Institutions                  4              9.4%       -3%       -2%        0%
Other Commercial              5              4.1%       -7%      -10%        6%
Hotels and Condos             6              9.3%      -21%       13%       14%
Health Care                   7              9.6%       12%       -9%        2%
Industrial
Highway                       1              2.1%       -1%       -7%        0%
Government                    2              0.9%       -3%      -10%        3%
Power and Utility(2)          3              5.9%      -48%      -41%      -23%
Distribution                  4              1.1%      -18%      -12%       17%
Manufacturing                 5              9.8%      -35%       -1%       19%
Airport                       6              2.7%       -3%       -5%        7%
Water                         7              1.8%       12%      -13%        1%
Residential
Single family                 1             13.3%       15%        3%        0%
Multifamily                   2              5.9%        3%        3%        8%
                                     Shading = Significant growth markets in '04
--------------------------------------------------------------------------------
(1) Source is June 2003 F.W. Dodge report and IES company data.
(2) Market data includes electrical services provided for communications infrastructure which is why this market is in such a state of decline.


================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.          Page 43

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

Comparison of Historical Profitability  Performance versus Construction Spending

The industry is highly cyclical and driven to a large extent by construction expenditures. Growth in construction expenditures can vary widely from year to year and this will have a flow-through impact on profitability of electrical, mechanical and other contractors. Below is an analysis of 30 years of construction expenditures compared to the EBITDA margins of Fluor Corp. (Fluor has a long history of data and serves as a good proxy for the industry). IES believes the analysis demonstrates that in periods of growth, overall profitability and profit margins expand, and when construction spending contracts, profit margins contract as well. Construction spending, the primary business driver for IES and its competitors, is highly variable and can significantly impact profitability.

Exhibit 24
Comparison of Historical Company Performance and Construction Spending

Profit margins for construction firms expand and contract as construction spending increases and decreases.

--------------------------------------------------------------------------------
   CONSTRUCTION SPENDING GROWTH(*) VS. FLOUR'S EBITDA MARGIN FROM 1971 - 1972
--------------------------------------------------------------------------------
                                                Yr/Yr Change
                   FLR EBITDA Margin    in Total Construction Spending
         1971
         1972              7.8%                     14%
         1973             11.0%                      9%
         1974             10.6%                     -7%
         1975             10.0%                     -1%
         1976              9.7%                     21%
         1977              9.6%                     28%
         1978              6.8%                     14%
         1979              6.4%                      6%
         1980              5.7%                    -11%
         1981              7.2%                      4%
         1982              8.3%                      0%
         1983              8.9%                     24%
         1984              6.1%                     10%
         1985               nmf                     10%
         1986              0.9%                      6%
         1987              0.9%                      4%
         1988              3.2%                      1%
         1989              3.9%                      3%
         1990              3.7%                     -9%
         1991              4.1%                     -6%
         1992              5.3%                      9%
         1993              4.5%                      8%
         1994              4.9%                      9%
         1995              5.3%                      3%
         1996              5.4%                      8%
         1997              3.6%                      9%
         1998              5.0%                     12%
         1999              5.3%                     10%
         2000              4.5%                      6%
         2001              2.9%                      5%
         2002              3.3%                      1%
--------------------------------------------------------------------------------
Source: US Historical Fluor Corp. records and F.W. Dodge Construction Industry Data.

Exhibit 25 below illustrates IES and its peers' gross profit margin and operating income margin over the past four years. With the exception of EMCOR, which generates over 20% of its revenues from facilities maintenance, which is not tied to construction, the profit margins have contracted as commercial and industrial construction spending has declined.

Exhibit 25
Profit Margins have declined as Commercial and Industrial Construction Spending has Declined

                              [TABLE NOT SUPPLIED]

Based on historical analysis and assuming F.W. Dodge forecasts are correct, it is possible that IES could see a 150 to 300 basis point improvement in operating income margin over the course of 2004 and 2005.




================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.          Page 44

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

IES' Weighted Average Cost of Capital ("WACC")

IES believes its cost of capital, based on a WACC analysis, is approximately 11%. WACC is the combination of IES' cost of debt, which is approximately 6% after tax, and its cost of equity, which is between 15.5% and 16.5%. The calculation is based on using the average beta for the specialty contracting industry adjusted for the appropriate capital structure, a risk free rate of 4.5%, which is the recent 10-year government bond rate, and a target debt to capital ratio for IES of between 35% and 45%. The WACC analysis also includes a 3.1% size premium for cost of equity given that IES is a small cap stock.

IES relative to its Peers

IES is the largest electrical contractor, however there are a number of companies in similar market segments that are good proxies for valuation. IES' publicly traded peers include EMCOR, Comfort Systems, Quanta Services and Dycom. An analysis of select engineering and construction firms including Fluor, Shaw Group and Jacobs Engineering has also been included because, although these firms have a slightly different business model, they operate in the same markets as IES and face a similar market environment.

Exhibit 26
IES Peer Analysis

------------------------------------------------------------------------------------------
                                                         EPS             Price/Earnings
                               Fiscal   8/15/03     ---------------     ------------------
      Company       Symbol     Year      Price      2002    2003E       2002      2003E
------------------------------------------------------------------------------------------
Specialty Contractors
      EMCOR         EME        Dec         $42.79    $4.07    $2.98      10.5x       14.4x
      Comfort Sys.  FIX        Dec           3.40     0.14       NA       24.3          NA
      Dycom         DY         Jul          17.94     0.53     0.30       33.8        59.8
      Quanta        PWR        Dec           6.90     0.35     0.10       19.7        69.0
------------------------------------------------------------------------------------------
      Median                                                             22.0x       59.8x
      Mean                                                               22.1x       47.7x
------------------------------------------------------------------------------------------
Engineering/Construction
      Shaw Group    SGR        Aug          $8.26    $2.26    $1.26       3.7x        6.6x
      Fluor         FLR        Dec          35.88     2.13     2.18       16.8        16.5
      Jacobs        JEC        Sep          46.00     1.98     2.28       23.2        20.2
------------------------------------------------------------------------------------------
      Median                                                             16.8x       16.5x
      Mean                                                               14.6x       14.4x
------------------------------------------------------------------------------------------
      IES(1)        IES        Sep          $6.10    $0.50 $0.53-$0.60   12.2x 11.5x-10.2x
------------------------------------------------------------------------------------------

Source: First Call and various equity analyst reports.
(1) 2002 financial data for IES is before one-time charges of $15.2 million ($9.9 million after tax) and excludes the impact of SFAS 142.
(2) Shaw Group was not a member of the peer group included in IES' proxy statement.


================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.          Page 45

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

Exhibit 27
IES Peer Analysis

--------------------------------------------------------------------------------------------
                            Op. Income     EBITDA    TEV/Op. Inc.   TEV/EBITDA    Consensus
     Company       Symbol     2003E        2003E       2003E          2003E      Growth Rate
--------------------------------------------------------------------------------------------
Specialty Contractors
     EMCOR         EME             $81      $104         9.5x          7.4x         15%
     Comfort Sys.  FIX              NA        NA           NA            NA         12%
     Dycom         DY               22        60         34.1          12.3         13%
     Quanta        PWR              53       118         20.7           9.4         14%
--------------------------------------------------------------------------------------------
     Median                                             20.7x          9.4x         14%
     Mean                                               21.5x          9.7x         14%
--------------------------------------------------------------------------------------------
                                                                                    14%
Engineering/Construction
     Shaw Group    SGR             $70       $82         9.9x          8.5x         13%
     Fluor         FLR             255       332          9.6           7.4         12%
     Jacobs        JEC             193       233         13.1          10.8         15%
--------------------------------------------------------------------------------------------
     Median                                              9.9x          8.5x         13%
     Mean                                               10.9x          8.9x         13%
--------------------------------------------------------------------------------------------
     IES(1)        IES                                                              13%
--------------------------------------------------------------------------------------------

Source: First Call, Value Line, various equity analysts reports. Consensus growth rates are from First Call.
(1) 2002 financial data is before one-time charges of $15.2 million ($9.9 million after tax) and excludes the impact of adopting SFAS 142.


================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.          Page 46

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

Income Statement
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                            FYE - September 30,                                              FYE - Sep.
                                                ----------------------                                             ----------
                                                    2000        2001      12/01A     3/02A     6/02A     9/02A        2002
Revenues                                        $1,672,288  $1,693,213   $375,179   $356,481  $374,819  $368,951   $1,475,430
------------------------------------------------------------------------------------------------------------------------------
Cost of services (including depreciation)        1,372,537   1,385,589    317,950    301,780   316,328   317,786    1,253,844
   Gross profit                                    299,751     307,624     57,229     54,701    58,491    51,165      221,586
                                                 ---------   ---------  ---------    -------   -------   -------    ---------
Selling, general and administrative expenses       221,519     214,073     49,773     43,392    39,918    41,101      174,184
Restructuring charges*                                   -           -      4,000      1,556         -         -        5,556
Goodwill amortization                               13,211      12,983          -          -         -         -            -
                                                 ---------   ---------  ---------    -------   -------   -------    ---------
   Income from operations                           65,021      80,568      3,456      9,753    18,573    10,064       41,846

Other income (expense):
Interest expense                                   (23,230)    (26,053)    (6,785)    (6,644)   (6,337)   (6,936)     (26,702)
Other, net                                           1,008        (134)      (107)      (237)      (23)    1,331          964
                                                 ---------   ---------  ---------    -------   -------   -------    ---------
     Interest and other, net                       (22,222)    (26,187)    (6,892)    (6,881)   (6,360)   (5,605)     (25,738)
                                                 ---------   ---------  ---------    -------   -------   -------    ---------
Income (loss) before income taxes and
     cumulative effect of change in
     accounting principle                           42,799      54,381     (3,436)     2,872    12,213     4,459       16,108
Provision (benefit) for income taxes                21,643      25,671     (1,623)       806     4,736     2,256        6,175
                                                 ---------   ---------  ---------    -------   -------   -------    ---------
Net income (loss) before cumulative effect of
     change in accounting principle                 21,156      28,710     (1,813)     2,066     7,477     2,203        9,933
                                                 ---------   ---------  ---------    -------   -------   -------    ---------
Cumulative effect of change in
     accounting principle                                -           -    283,284          -         -         -      283,284
                                                 ---------   ---------  ---------    -------   -------   -------    ---------
Net income (loss)                                  $21,156     $28,710  ($285,097)    $2,066    $7,477    $2,203    ($273,351)
                                                 =========   =========  =========    =======   =======   =======    =========
Diluted earnings (loss)  per share before
     cumulative effect of change in
     accounting principle                            $0.52       $0.70     ($0.04)     $0.05     $0.19     $0.06        $0.25
                                                 =========   =========  =========    =======   =======   =======    =========
Cumulative effect of change in
     accounting principle                            $0.00       $0.00     ($7.13)     $0.00     $0.00     $0.00       ($7.11)
                                                 =========   =========  =========    =======   =======   =======    =========
Diluted earnings (loss) per share                    $0.52       $0.70     ($7.17)     $0.05     $0.19     $0.06       ($6.86)
                                                 =========   =========  =========    =======   =======   =======    =========
Diluted shares used in the computation
     of earnings (loss) per share                   40,410      40,900     39,759     40,002    40,073    39,908       39,848

Key Margins
Gross Margin                                         17.9%       18.2%      15.3%      15.3%     15.6%     13.9%        15.0%
SG&A Margin                                          13.2%       12.6%      13.3%      12.2%     10.6%     11.1%        11.8%
Operating Margin                                      3.9%        4.8%       0.9%       2.7%      5.0%      2.7%         2.8%
Interest Expense                                      1.4%        1.5%       1.8%       1.9%      1.7%      1.9%         1.8%
Pretax Margin                                         2.6%        3.2%      -0.9%       0.8%      3.3%      1.2%         1.1%
Tax Rate                                             50.6%       47.2%      47.2%      28.1%     38.8%     50.6%        38.3%
Net Income Margin                                     1.3%        1.7%      -0.5%       0.6%      2.0%      0.6%         0.7%
-------------------------------------------------------------------------------------------------------------------------------

Source:  Integrated Electrical Services SEC documents.
* Restructuring charges are associated with reorganizing the business and are primarily costs associated with reductions in staff.


================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.          Page 47

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

Income Statement
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(Dollars in Thousands)                          Quarter Ended - Fiscal 2003
                                                12/02A     3/03A     6/03A
--------------------------------------------------------------------------------
Revenues                                       $348,577  $343,135   $375,339
Cost of services (including depreciation)       297,221   294,030    321,930
                                               --------  --------   --------
   Gross profit                                  51,356    49,105     53,409
Selling, general and administrative expenses     38,619    37,460     38,193
                                               --------  --------   --------
   Income from operations                        12,737    11,645     15,216
Other income (expense):
Interest expense                                 (6,456)   (6,343)    (6,397)
Other, net                                          (90)      175        (19)
                                               --------  --------   --------
     Interest and other, net                     (6,546)   (6,168)    (6,416)
                                               --------  --------   --------
Income before income taes                         6,191     5,477      8,800
Provision for income taxes                        2,384     2,108      3,389
                                               --------  --------   --------
Net income (loss)                                $3,807    $3,369     $5,411
                                               ========  ========   ========
Diluted earnings per share                        $0.10     $0.09      $0.14
                                               ========  ========   ========
Diluted shares used in the computation
     of earnings per share                       39,472    39,372     39,162
Key Margins
Gross Margin                                      14.7%     14.3%      14.2%
SG&A Margin                                       11.1%     10.9%      10.2%
Operating Margin                                   3.7%      3.4%       4.1%
Interest Expense                                   1.9%      1.8%       1.7%
Pretax Margin                                      1.8%      1.6%       2.3%
Tax Rate                                          38.5%     38.5%      38.5%
Net Income Margin                                  1.1%      1.0%       1.4%
--------------------------------------------------------------------------------
Source:  Integrated Electrical Services SEC documents.


================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.          Page 48

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

Balance Sheet
--------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                      September 30,      December 31,   March 31,    June 30,
                                                         2001          2002        2002         2003          2003
-------------------------------------------------------------------------------------------------------------------
Assets

Current Assets:
Cash and cash equivalents                                 $3,475      $32,779     $19,062      $26,130      $40,342
Accounts Receivable:
  Trade, net of allowance                                275,922      237,310     228,310      236,502      245,192
  Retainage                                               64,933       62,482      61,844       67,193       68,090
  Related party                                              222          153         144          148          121
Cost and estimated earnings in excess of billings on
uncompleted contracts                                     62,249       46,314      46,007       45,435       42,793
Inventories                                               21,855       23,651      22,677       21,475       20,334
Prepaid expenses and other current assets                 23,858       35,041      35,066       34,562       31,859
                                                      ----------     --------    --------     --------     --------
   Total current assets                                  452,514      437,730     413,110      431,445      448,731

Property and equipment, net                               70,343       61,577      58,899       57,746       55,517
Goodwill, net                                            482,654      198,220     198,005      198,005      198,005
Other noncurrent assets, net                              27,992       24,112      23,683       24,296       23,746
                                                      ----------     --------    --------     --------     --------
   Total assets                                       $1,033,503     $721,639    $693,697     $711,492     $725,999
                                                      ==========     ========    ========     ========     ========
Liabilities and Stockholder's Equity

Current Liabilities
Short-term debt and current maturities
of long-term debt                                           $679         $570        $467         $372         $307
Accounts payable and accrued expenses                    164,272      141,398     115,505      126,677      140,419
Income taxes payable                                         700            -         167          362          185
Billings in excess of costs and estimated  earnings on
uncompleted projects                                      50,234       51,548      45,383       49,014       44,756
                                                      ----------     --------    --------     --------     --------
   Total current liabilities                             215,885      193,516     161,522      176,425      185,667

Long-term bank debt                                       12,000            -           -            -            -
Other long-term debt                                         872          504         381          305          235
Senior subordinated notes, net                           273,210      247,935     247,932      247,930      247,929
Other noncurrent liabilities                               2,892       25,252      26,651       28,037       29,225
                                                      ----------     --------    --------     --------     --------
   Total liabilities                                     504,859      467,207     436,486      452,697      463,056

Stockholders' Equity:
Preferred stock, $0.1 par value                                -            -           -            -            -
Common stock, $0.01 par value                                383          385         385          385          385
Restricted voting common Stock, $0.01 par value               26           26          26           26           26
Additional paid in capital                               428,697      428,427     428,420      427,679      427,690
Treasury stock, at cost                                   (9,181)      (9,774)    (10,795)     (11,839)     (13,113)
Retained earnings (deficit)                              108,719     (164,632)   (160,825)    (157,456)    (152,045)
                                                      ----------     --------    --------     --------     --------
   Total shareholders' equity                            528,644      254,432     257,211      258,795      262,943
                                                      ----------     --------    --------     --------     --------
   Total liabilities and stockholders' equity          $1,033,503    $721,639    $693,697     $711,492     $725,999
                                                      ==========     ========    ========     ========     ========
-------------------------------------------------------------------------------------------------------------------

Source:  Integrated Electrical Services SEC documents.


================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.          Page 49

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

Statement of Cash Flows
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                     Year Ended September 30,         Quarter Ended Dec. 31,
                                                       -------------------------------      ----------------------
                                                       2000          2001         2002         2001        2002
------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net income (loss)                                    $21,156       $28,710     ($273,351)   ($285,097)     $3,807
                                                     -------       -------     ---------    ---------      ------
Adjustments to reconcile net income (loss)
to net cash provided by operating activities:
  Cummulative effect of change in
    accounting principle                                   -             -       283,284      283,284           -
  Allowance for doubtful accounts                      1,768           912         4,324          705         379
  Deferred income taxes                                 (177)       (4,938)        6,175            -           -
  Depreciation and amortization                       32,656        30,345        18,633        4,227       3,650
    (Gain) loss on sale of property and equipment       (145)         (287)        1,547          (71)         59
  Non-cash compensation charge                         5,378           568         1,422        1,422           -
  Gain on divestitures                                     -             -        (2,145)           -         (26)
  Changes in operating assets and liabilities
Increase (decrease) in:
  Accounts receivable, net                           (82,917)       26,163        30,943        6,637       8,401
  Inventories                                         (2,900)       (4,979)       (2,770)      (5,622)        873
  Costs and estimated earnings in excess of
    billings on uncompleted contracts                (11,489)      (10,785)       14,524       11,745         105
  Prepaid expenses an other current assets            (1,096)      (15,640)       (9,824)       3,541         (27)
  Other noncurrent assets                             (4,329)        2,840         3,199       (1,144)        429
Increase (decrease) in:
  Accounts payable and accrued expenses               72,763       (37,831)      (37,739)     (31,537)    (10,075)
  Billings in excess of costs and estimated
    earnings on uncompleted contracts                 15,131        (6,414)        3,709        6,904      (6,101)
  Other current liabilities                           (2,880)         (250)          172         (452)        167
  Other noncurrent liabilities                           295           220        11,264        1,219       1,612
                                                   ---------     ---------     ---------    ---------      ------
     Net cash provided by (used in) operating
       activities                                    $43,214        $8,634       $53,367      ($4,239)     $3,253
                                                   ---------     ---------     ---------    ---------      ------
Cash Flows from Investing Activities
  Proceeds from sale of property and equipment         2,742         1,467           895          170       1,056
  Additions of property and equipment                (28,381)      (25,801)      (11,895)      (3,942)     (2,529)
  Purchase of businesses, net of cash acquired       (33,225)         (233)            -            -           -
  Sale of businesses                                       -             -         7,549            -       1,084
  Investments in securities                           (1,670)       (5,599)         (300)           -           -
  Additions to note receivable from affiliate              -        (1,250)         (583)        (583)          -
                                                   ---------     ---------     ---------    ---------      ------
    Net cash used in investing activities           ($60,534)     ($31,416)      ($4,334)     ($4,355)      ($389)
                                                    --------      --------     ---------    ---------      ------
Cash Flows from Financing Activities
  Borrowings                                          63,434       231,744        74,613       44,291           5
  Repayments of debt                                 (48,278)     (192,811)      (97,941)     (36,721)    (15,835)
  Proceeds from sale of interest rate swaps                -             -         4,040            -           -
  Purchase of treasury stock                               -       (10,376)         (984)           -        (769)
  Payments for debt issuance costs                         -        (5,358)            -            -           -
  Proceeds from issuance of stock                          -         1,038             -        1,712          18
  Proceeds from issuance of stock to employees             -           980             -            -           -
  Proceeds from exercise of stock options                  3           270           543            4           -
                                                   ---------     ---------     ---------    ---------      ------
    Net cash provided by (used in) financing
      activities                                     $15,159       $25,487      ($19,729)      $9,286    ($16,581)
                                                   ---------     ---------     ---------    ---------      ------
Net increase (decrease) in cash and cash
  equivalents                                         (2,161)        2,705        29,304          692     (13,717)
Cash and equivalents, beginning of period              2,931           770         3,475        3,475      32,779
                                                   ---------     ---------     ---------    ---------      ------
Cash and equivalents, end of period                     $770        $3,475       $32,779       $4,167     $19,062
                                                    ========      ========     =========    =========      ======
Supplemental disclosure of cash flow information
  Cash paid for:
    Interest                                         $23,151       $23,793       $23,117         $475        $277
    Income taxes                                      24,832        30,667         5,091        3,383           -
------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                               Quarter Ended Mar. 31,    Quarter Ended June 30,
                                                    ------------------------  ------------------------
                                                       2002        2003          2002          2003
------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net income (loss)                                   ($283,031)    $7,176      ($275,554)      $12,587
Adjustments to reconcile net income (loss)
to net cash provided by operating activities:
  Cummulative effect of change in
    accounting principle                              283,284          -        283,284             -
  Allowance for doubtful accounts                       1,264        661          2,385         1,046
  Deferred income taxes                                     -          -              -             -
  Depreciation and amortization                         8,574      7,341         12,707        10,931
    (Gain) loss on sale of property and equipment        (133)       (30)          (157)          204
  Non-cash compensation charge                          1,422          -          1,422             -
  Gain on divestitures                                      -        (26)             -           (26)
  Changes in operating assets and liabilities
Increase (decrease) in:
  Accounts receivable, net                             36,128     10,101         40,736           156
  Inventories                                          (5,802)     2,075         (5,713)        3,216
  Costs and estimated earnings in excess of
    billings on uncompleted contracts                  10,439      1,297         14,266         3,939
  Prepaid expenses an other current assets              4,517        672          9,083         3,375
  Other noncurrent assets                               2,971        423          2,659         1,652
Increase (decrease) in:
  Accounts payable and accrued expenses               (51,108)    (8,277)       (40,254)        5,509
  Billings in excess of costs and estimated
    earnings on uncompleted contracts                   3,602     (5,982)         7,006       (10,240)
  Other current liabilities                              (465)       362           (539)          185
  Other noncurrent liabilities                         (1,849)     2,998         (4,058)        4,186
                                                    ---------   --------      ---------      --------
     Net cash provided by (used in) operating
       activities                                      $9,813    $18,791        $47,273       $36,720
                                                    ---------   --------      ---------      --------
Cash Flows from Investing Activities
  Proceeds from sale of property and equipment            411      1,540            867         1,787
  Additions of property and equipment                  (5,991)    (5,462)        (7,545)       (7,304)
  Purchase of businesses, net of cash acquired              -     (2,723)             -        (2,723)
  Sale of businesses                                        -      1,084              -         1,084
  Investments in securities                              (300)      (500)          (300)         (500)
  Additions to note receivable from affiliate            (583)         -           (583)            -
                                                    ---------   --------      ---------      --------
    Net cash used in investing activities            ($6,463)   ($6,061)       ($7,561)      ($7,656)
                                                    ---------   --------      ---------      --------
Cash Flows from Financing Activities
  Borrowings                                           74,383         27         74,558            37
  Repayments of debt                                  (80,046)   (16,030)       (86,331)      (16,176)
  Proceeds from sale of interest rate swaps             1,530          -          1,530             -
  Purchase of treasury stock                                -     (3,376)          (523)       (6,795)
  Payments for debt issuance costs                          -          -              -          (679)
  Proceeds from issuance of stock                           -          -              -             -
  Proceeds from issuance of stock to employees              -          -                            -
  Proceeds from exercise of stock options                  17          -            534         2,112
                                                    ---------   --------      ---------      --------
    Net cash provided by (used in) financing
      activities                                      ($4,116)  ($19,379)      ($10,232)     ($21,501)
                                                    ---------   --------      ---------      --------
Net increase (decrease) in cash and cash
  equivalents                                            (766)    (6,649)        29,480         7,563
Cash and equivalents, beginning of period               3,475     32,779          3,475        32,779
                                                    ---------   --------      ---------      --------
Cash and equivalents, end of period                    $2,709    $26,130        $32,955       $40,342
                                                    =========   ========      =========      ========
Supplemental disclosure of cash flow information
  Cash paid for:
    Interest                                          $13,366    $12,061        $13,757       $12,321
    Income taxes                                        4,202          -          4,861           599
------------------------------------------------------------------------------------------------------

Source:  Integrated Electrical Services SEC documents.


================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.          Page 50

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

Appendix I - Construction Accounting Primer
--------------------------------------------------------------------------------

As an electrical contractor, IES uses construction accounting conventions as prescribed under GAAP accounting. The primary issue surrounding construction accounting is recognition of revenue from longer-term construction contracts. With longer-term fixed-price contracts, contractors generally use the percentage of completion method of accounting. This method requires companies to estimate the percentage of a project that it has completed work on. There are several acceptable methods for determining percentage of completion such as: the ratio of costs incurred to date to the total expected costs at completion, the ratio of labor hours or dollars incurred to date to the total expected labor hours or dollars at completion, or any other rationale and systematic method. IES uses the ratio of costs incurred to date to the total expected costs at completion to estimate percentage of completion. Generally, if 40% of a project's cost has been incurred over a 6 month period then the company should recognize 40% of the revenues and 40% of the profits related to the project. The primary issue in percentage of completion accounting is the use of estimates for total costs at completion. If estimates change during a project, the impact of the change in profitability is recognized in the period in which the estimate is changed. The following example illustrates how changes in estimates can impact the profitability across periods.

Example:

o     Fixed price contract to be completed over 2 accounting periods.
o     Total contract amount equals $1 million.
o     Cost of project to contractor is $850,000 for a 15% margin at completion.


Company Estimates are Correct Throughout Project
--------------------------------------------------------------------------------
                                  Period 1          Period 2             Total
--------------------------------------------------------------------------------
Revenue                           $500,000          $500,000        $1,000,000
Cost of Goods Sold                 425,000           425,000           850,000
                                  --------          --------        ----------
Gross Profit                       $75,000           $75,000          $150,000
Gross Margin                          15.0%             15.0%             15.0%


The Project is Completed at a Higher Profit Than Originally Estimated
--------------------------------------------------------------------------------
                                  Period 1          Period 2             Total
--------------------------------------------------------------------------------
Revenue                           $500,000          $500,000        $1,000,000
Cost of Goods Sold                 425,000           400,000           825,000
                                  --------          --------        ----------
Gross Profit                       $75,000          $100,000          $175,000
Gross Margin                          15.0%             20.0%             17.5%
--------------------------------------------------------------------------------


In the second example above, the original profit estimates are significantly understated. In period two, the profitability on the project rises as profits "catch up" to reflect a 17.5% margin over the life of the contract. For companies with long projects that last for 2 to 3 years, the risk of under- or overstating revenues and profitability for several quarters exists, but for companies with an average project life of 2 to 3 months, this risk is substantially reduced. The average project life at IES is only 6 to 8 months so any inaccuracies in estimates are corrected fairly quickly. Additionally, because of IES' size and large number of projects, under- and overestimates across the Company will tend to offset each other.


================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.          Page 51

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

Under percentage of completion accounting, contract revenue is based on costs incurred while customer billings may be impacted by other factors such as: achieving certain milestones, acceptance of completed work by the customer or some other schedule. Because of this discrepancy, contract revenue recognized is usually different from the amount billed as the project progresses. When revenue recognized exceeds customer billings the excess is reported as a current asset referred to as "costs and estimated earnings in excess of billings on uncompleted contracts". Sometimes it may be referred to as "underbillings" or "unbilled receivables" although these are not GAAP terms.

Conversely, when customer billings exceed contract revenue recognized, the excess is reported as a current liability referred to as "billings in excess of costs and estimated earnings on uncompleted contracts". Sometimes it may be referred to as "overbillings" although this is not a GAAP term. When calculating days sales outstanding underbillings should be added to accounts receivable and overbillings should be subtracted from accounts receivable.

The other balance sheet term that sometimes causes confusion is retainage. It is a current asset on the balance sheet that is a subcategory of accounts receivable. Often some portion of payment is held at the completion of a contract for some period of time almost like a warranty. The amount of retainage on a project is determined upfront when the terms of the contract are negotiated and is typically 5% to 10% of the overall revenue on the project.

================================================================
NYSE: IES          (C)2003 Integrated Electrical Services, Inc.          Page 52

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.